<COVER LETTER>
                                 SPAIN & GILLON
                             The Zinszer Building
                           2117 Second Avenue North
                           Birmingham, Alabama 35203

                           Telephone (205) 328-4100
                           Telecopier (205) 324-8866

                          Writer's Direct Dial Number
                                (205) 581-6226

                                 January 17, 1996

FEDERAL EXPRESS

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

            Re:    Piggly Wiggly Alabama Distributing Co., Inc.
                   File No.: 33-58357

Gentlemen:

     Enclosed herewith is a copy of Post-Effective Amendment No. 1 to Form S-1 Registration Statement for Piggly Wiggly Alabama
Distributing Co., Inc. (the "Company"). The Company has a current shelf registration with your office as referenced above and is updating its prospectus to comply with Rule 427 for prospectuses used more than nine months.

     The enclosed Amendment No. 1 merely updates the information contained in the Registration Statement.

     The registration fee of $1,913.29 has previously been paid with the initial filing of the Registration Statement.

     Please let me know if you have any questions or comments.


                                        Yours very truly,
                                        SPAIN & GILLON
                                        By: John P. McKleroy, Jr.
</COVER LETTER>


    As filed with the Securities and Exchange Commission on January 17, 1996

                         Registration No. 33-58357

                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                       POST-EFFECTIVE AMENDMENT NO. 1
                                    TO
                                 FORM S-1
                          REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

              PIGGLY WIGGLY ALABAMA DISTRIBUTING CO., INC.
          (Exact Name of Registrant as Specified in its Charter)

                                ALABAMA
         (State or Other Jurisdiction of Incorporation or Organization)

                5410                              63-0393676
     (Primary Standard Industrial               (IRS Employer
      Classification Code Number)           Identification Number)

    2400 J. Terrell Wooten Drive             Post Office Box 2400
    Bessemer, Alabama 35020                Bessemer, Alabama 35021
    (205) 481-2300                              (205) 481-2300
    (Location Address, Including           (Mailing Address, Including
    Zip Code, and Telephone                  Zip Code, and Telephone
    Number, Including Area Code,            Number, Including Area Code,
    of Registrant's Principal                of Registrant's Principal
    Executive Offices)                           Executive Offices)
                              D. T. STEWART
                  President and Chief Executive Officer
                          Post Office Box 2400
                        Bessemer, Alabama 35021
                            (205) 481-2300
             (Name, Address, Including Zip Code, and Telephone
             Number, Including Area Code, of Agent for Service)

                     Copies of Communications to:
                      John P. McKleroy, Jr., Esq.
                            SPAIN & GILLON
                      2117 Second Avenue North
                      Birmingham, Alabama 35203

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. (Checked)


                    CALCULATION OF REGISTRATION FEE

Title Of Each                 Proposed        Proposed
Class of          Amount      Maximum         Maximum          Amount of
Securities to     to be       Offering Price  Aggregate        Registration
be Registered     Registered  Per Unit        Offering Price   Fee

Common Stock       25,000*     $225.04         $5,626,000      $1,913.29
Par Value $.01
Per Share

* Pursuant to Rule 429, this Registration Statement also relates to the Registration Statement on file under File No. 33-19645.



                 PIGGLY WIGGLY ALABAMA DISTRIBUTING CO., INC.

                            CROSS REFERENCE SHEET
     Form S-1 Item
     Number and Captions                                   Location
in Prospectus
 1. Forepart of the Registration Statement and Outside
    Front Cover Page of Prospectus                          Cover Page

 2. Inside Front and Outside Back Cover
    Pages of Prospectus                                     Inside Front; Cover Page

 3. Summary Information                                     Prospectus Summary
    Risk Factors                                            Not Applicable
    Ratio of Earnings                                       Not Applicable

 4. Use of Proceeds                                         Use of Proceeds

 5. Determination of Offering Price                         Cover Page;
                                                            Price of Common Stock

 6. Dilution                                                Not Applicable

 7. Selling Security Holders                                Not Applicable

 8. Plan of Distribution                                    Distribution of the Company's
                                                            Stock

 9. Description of Securities to be Registered              Cover Page;
                                                            Description of Common Stock

10. Interests of Named Experts and Counsel                  Interests of
                                                            Named Experts
                                                            and Counsel

11. Information with Respect to the Registrant
     (a)     Description of Business                        Cover Page;
                                                            Prospectus Summary;
                                                            The Company; Business;
                                                            Management's Discussion and
                                                            Analysis of Financial Condition
                                                            and Results of Operations

     (b)     Description of Property                        Properties

     (c)     Legal Proceedings                              Legal Proceedings

     (d)     Market Price and Dividends                     Cover Page;
                                                            Prospectus Summary;
                                                            Business; Description of Common
                                                            Stock

     (e)     Financial Statements                           Financial Statements

     (f)     Selected Financial Information                 Prospectus
                                                            Summary; Selected
                                                            Financial Data

     (g)     Supplementary Financial Information            Not Applicable

     (h)     Management's Discussion and Analysis
             of Financial Condition and Results
             of Operations                                  Management's Discussion
                                                            and Analysis of
                                                            Financial Condition
                                                            and Results of Operations

     (i)     Changes in and Disagreements with
             Accountants on Accounting and
             Financial Disclosure                           Not Applicable

     (j)     Directors, Executive Officers, Promoters
             and Control Persons                            Executive Officers
                                                            and Directors

     (k)     Executive Compensation                         Executive Compensation

     (l)     Security Ownership of Certain Beneficial
             Owners and Management                          Executive Officers
                                                            and Directors;
                                                            Security Ownership of
                                                            Certain Beneficial
                                                            Owners and Management

     (m)     Certain Relationships and Related
             Transactions                                   Not Applicable

12. Disclosure of Commission Position on Indemnification
    for Securities Act Liabilities                          Indemnification for
                                                            Securities
                                                            Act Liabilities


                              25,000 Shares

               PIGGLY WIGGLY ALABAMA DISTRIBUTING CO., INC.

                              Common Stock

     Piggly Wiggly Alabama Distributing Co., Inc. (the "Company") is an Alabama corporation engaged in the operation of wholesale grocery warehouse and distribution facilities as a cooperative for the benefit of its member-stockholders. See "The Company."

     The Company's Articles of Incorporation provide that only operators of retail grocery stores approved by the Board of Directors are eligible to own and hold the Company's Common Stock. Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are not entitled to cumulate their votes in the election of Directors. The holders of Common Stock have no pre-emptive rights. See "Description of Common Stock."


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                    Underwriting
                        Price       Discounts and       Proceeds
                      Public(1)     Commissions(2)     to Issuer(3)
Per Share          $    225.04(4)        _             $    225.04

Total              $ 5,626,000(4)        _             $ 5,626,000

(1) Purchasers are limited to retail grocery store operators approved by the Board of Directors.

(2)     No underwriter is involved in this offering.

(3) Before deducting other expenses of issuance and distribution estimated not to exceed $18,237.85.

(4) Shares are sold at the "Adjusted Book Value" per share determined on an annual basis. See "Price of Common Stock." As of the date of this prospectus, the Adjusted Book Value is $225.04.

                  The date of this Prospectus is January 17, 1996

     Stockholders of Piggly Wiggly Alabama Distributing Co., Inc. will be furnished with a copy of the Company's annual financial statements within 120 days of the conclusion of each fiscal year. The annual financial statements of the Company are prepared by an independent certified public accountant.

                          TABLE OF CONTENTS
                                                                   Page

Summary                                                              3
Use of Proceeds                                                      5
The Company                                                          5
Business                                                             5
Properties                                                           8
Selected Financial Data                                              9
Description of Common Stock                                         11
Legal Proceedings                                                   13
Management's Discussion and Analysis of
     Financial Condition and Results of Operations                  14
Management-Executive Officers and Directors                         16
Management Remuneration                                             19
Security Ownership of Certain Beneficial Owners
     and Management                                                 21
Legal Matters                                                       22
Experts                                                             22
Indemnification for Securities Acts Liabilities                     22
Financial Statements                                               F-1

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Securities and Exchange Commission. Reports and other information filed by the Company can be inspected and copies at the public reference facilities maintained by the Commission at 450 Fifth Street, N. W., Room 1024, Washington, D.C. 20549.

     No person is authorized to give any information or to make any representations other than as contained in this Prospectus in connection with the offering made hereby. Any information, date or representation not contained in this Prospectus must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities covered by this Prospectus in any jurisdiction in which or to any person to whom it is unlawful to make such offer or solicitation. The delivery of this Prospectus at any time does not imply that information herein is correct as of any time subsequent to its date.

                          PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus.

                          THE COMPANY

     Piggly Wiggly Alabama Distributing Co., Inc. (the "Company") is engaged in the operation of wholesale grocery warehouse and distribution facilities located in Bessemer, Alabama as a cooperative for the benefit of its member-stockholders. The mailing address of the executive office is 2400 J. Terrell Wooten Drive, P.O. Box 2400, Bessemer, Alabama, 35021 and the telephone number is
(205) 481-2300. From its warehouse and distribution facilities, the Company distributes grocery products, including dry groceries, meats, produce, frozen foods, dairy products, health and beauty aids, tobacco products and other related items and services. The Company's customers include non-franchised retail grocery stores, however, most of its customers are retail grocery stores operated under franchise issued by the Piggly Wiggly Corporation. The Company's sales territory consists of parts of Alabama, Tennessee, Georgia, Mississippi, Florida and North Carolina. As of September
30, 1995, the Company sold to and serviced 214 retail grocery stores.

                           THE OFFERING

Common Shares to be Sold by Company           25,000

Shares Outstanding after the Offering         110,242

Use of Proceeds by Company                    To purchase inventory and use
                                              for general operating expenses.
                                              See "Use of Proceeds."

Market There is no market for the Common Stock. Only retail grocery store operators approved by the Company's Board of
                                              Directors may purchase Common
                                              Stock.

                          COMMON STOCK

     Only operators of retail grocery stores who are approved by the Board of Directors are eligible to subscribe and own Common Stock in the Company. See "Restrictions of Ownership and Transferability." Each stockholder must purchase and maintain an amount of Common Stock equal in value to 125% of the operator's average weekly retail sales. A determination of how much Common Stock an operator is required to purchase and own is made initially at the time an operator is approved as a member of the cooperative by the Board of Directors and the Company begins servicing the operator with grocery products and services. Once the initial subscription is paid, subsequent reevaluations of stock purchase requirements are performed generally on an annual basis and at such time as the number of stores owned by the operator increases or decreases. See "Amount of Common Stock Required To Be Purchased." The price of the Common Stock is the Adjusted Book Value per share. See "Price of Common Stock." An operator may pay for his Common Stock over time by making an initial minimum payment of fifteen percent (15%) of the subscription price, with the balance of the subscription price paid in weekly installments by adding an amount equal to one and one-quarter percent (1 1/4%) of the operator's weekly purchases to the weekly invoice statements from the Company. No interest or other expense is charged on the deferred payments as long as they are timely paid. All items on the weekly invoice statement from the Company bear interest at eighteen percent (18%) per annum if not paid within seven (7) days.

     Annual profits of the Company in excess of $400,000 from sales to member-stockholders are accrued to the stockholders as patronage dividends in the proportion that sales from the Company to each member-stockholder bear to the total sales of the Company to all member-stockholders. The amount of annual income retained by the Company is determined by the Board of Directors and approved by the stockholders.


                           SELECTED FINANCIAL DATA

Summary Income Statement Data:


                            (Dollar Amounts in thousands, except for per share data)
                                               Fiscal Periods Ending

                     July 28,     July 29,     July 30,     July 31,     July 26,
                      1995         1994         1993          1992        1991

Total Sales          $402,682     $372,223     $353,027     $351,212    $342,402

Patronage dividends  $  4,037     $  3,818     $  2,046     $ 2,839     $  2,023

Net Income           $    254     $    255     $    274     $   276     $    264

Earnings per common
   share and common
   share equivalent
   Primary           $   3.35     $   3.58     $   4.10     $  4.21     $   4.06

 Fully diluted       $   3.35     $   3.58     $   4.10     $  4.21     $   4.06



Summary Balance Sheet Data:

                             July 28,      July 29,     July 30,
                              1995          1994          1993
Total Assets                 $63,874       $54,255      $50,163
Total Liabilities            $47,804       $39,327      $36,486

Total Equity                 $16,073       $14,928      $13,677



                          USE OF PROCEEDS

     The Company is a cooperative existing for the benefit of its member-stockholders. This offering shall be used to raise capital from new and existing member-stockholders for the purchase of inventory and other general operating expenses of the Company. The Company reserves the right to use a portion of the proceeds from the sale of the Common Stock for special capital expenditures in the event such need arises, even though it is not anticipated that the proceeds would constitute the primary source of funding for any capital improvement.

                            THE COMPANY

     The Company was incorporated under the laws of the State of Delaware on September 18, 1958 under the name of Piggly Wiggly Alabama Distributing Company, Inc. On September 26, 1979, it was reorganized as an Alabama corporation under the name of Piggly Wiggly Alabama Distributing Co., Inc. (the "Company"). The Company has its principal place of business at 2400 J. Terrell Wooten Drive, Bessemer, Alabama. During the past five years, the Company has steadily grown, increasing sales from $333,106,000 in 1990 to $402,682,000 in 1995. The number of grocery stores serviced by the Company has expanded from 168 in 1990 to 214 in 1995.

                               BUSINESS

Business Objective

     The Company was organized and is being operated for the purpose of providing grocery warehousing and distribution facilities for its stockholders who are retail grocery operators in parts of Alabama, Tennessee, Georgia, Mississippi, Florida and North Carolina. While it is the hope and continued intention of the management of the Company that the Company operate with a reasonable profit, the primary objective of the Company is to provide groceries, food products and related items and services at low cost to its stockholders so that they may effectively meet competition in their retail grocery market. Under the circumstances, the intention that the Company operate with a reasonable profit is subordinate to its primary objective, which might result in a less profitable operation than would be the case in the event there was no connection between the Company as a supplier and its stockholders as customers.

Distribution

     The Company operates wholesale grocery warehouse distribution facilities in Bessemer, Alabama. From its warehouse and distribution facilities, the Company distributes grocery products, including dry groceries, frozen foods, meats, produce, tobacco products, dairy products, health and beauty aids and other related items and provides services to retail grocery stores operated under franchise issued by the Piggly Wiggly Corporation and to non-franchised retail grocery stores generally located within a 250-mile radius from the Company's warehouse facilities in Bessemer, Alabama. The Company purchases its grocery products from approximately 1200 food and related produce vendors. The percentage of total sales produced by the various departments of the Company during the last three years is reflected in the following table:

                        1995      1994      1993
                        ----      ----      ----
Dry Groceries            51%       50%       49%
Meats                    20%       21%       22%
Produce                   5%        5%        5%
Dairy Products            9%        9%        9%
Tobacco Products          6%        6%        7%
Frozen Foods              4%        4%        4%
Health & Beauty Aids      3%        3%        3%
Deli                      2%        2%        1%
                        ----      ----      ----
                        100%      100%      100%

     The Company's sales territory consists of parts of Alabama, Tennessee, Georgia, Mississippi, Florida, and North Carolina. As of September 30, 1995, the Company distributed to and serviced 214 retail grocery stores. For comparison with sales and operating profit from previous years, see "Financial Statements."

     The Company's inventory turns over approximately once in a 3 week period. Although retail grocery store operators have a right to return merchandise, the actual percentage of returned merchandise in the past five years has been negligible. Deliveries of merchandise are made to the operators by the Company within two days from the date an order is placed by a fleet of 52 tractors leased by the company and 109 trailers owned by the Company. The Company's handling of inventory is consistent with the practice of the wholesale grocery warehouse industry. All store operators who purchase from the Company are invoiced for the merchandise at the time of delivery. Unpaid invoices are reflected in weekly statements sent to operators which are to be paid within one (1) week.

     The Company is not dependent upon any single customer, the loss of which would have a material adverse effect on its business. The Company's largest customer accounts for less than six percent of the Company's sales.

Patronage Dividends

     The Company has a policy approved by the stockholders by which a patronage dividend is to be accrued to each member-stockholder from profits exceeding $400,000 from sales to member-stockholders of the Company for any fiscal year. The amount of the patronage dividend which is accrued to each member-stockholder is the proportion that the sales from the Company to each member-stockholder bear to the total sales of the Company to all member-stockholders. The patronage dividends accrued for the past five years are as follows:

          Year      Patronage Dividend
          ----      ------------------
          1991          $2,022,716
          1992          $2,839,541
          1993          $2,046,458
          1994          $3,818,545
          1995          $4,037,012

     The Company's By-Laws provide that patronage dividends shall be paid eight and one-half months after year end, 50% in cash and 50% in promissory notes issued by the Company. These notes bear interest at an annual rate of 7.5%. Interest only is paid quarterly and the notes mature 10 years after issuance and are redeemable by the Company at any time. Pursuant to the loan agreement with Compass Bank described in "Properties" below, this method of payment may not be changed during the term of the loan, without prior consent of Compass Bank.

     With permission from Compass Bank, the 1986, 1987, and 1988 patronage dividend notes have been redeemed ahead of schedule.

Competition

     The wholesale food distribution business in which the Company operates is a highly competitive market. The Company competes favorably with regional and national wholesale grocery distributors as well as representatives of individual manufacturing concerns who sell directly to store operators. There are generally at least two regional or national distributors in any given geographical area with whom the Company competes. Because the sales volume of its competitors for these markets is not known, the Company is unable to determine accurately its exact rank in the market. The Company believes that price, credit terms, patronage dividends and rebates, breadth of selection and services offered in conjunction with the grocery goods and products are factors in influencing the retail grocery store operator's selection of a wholesale distributor. The Company has been successful in utilizing a combination of these factors to achieve its steady rate of growth.

Employees

     As of September 30, 1995, the Company had approximately 492 employees, divided into the following departments:

           Warehouse Employees                        226
           Office and Administrative                   72
           Truck Drivers and Deliverymen               96
           Retail Services                             31
           Supervisors                                 39
           Data Processing                             15
           Shop and Maintenance                        13

     The truck drivers and warehouse employees are affiliated with the Teamsters International Local Union No. 612. The Company enjoys excellent working relations with its employees.

Connection With Piggly Wiggly Corporation

     On June 20, 1984, the Company and Piggly Wiggly Corporation entered into a Stock Purchase and Distributor's Agreement whereby the Company granted Piggly Wiggly Corporation a first right of refusal for the purchase of the Company and Piggly Wiggly Corporation authorized the Company to act as a distributor of Piggly Wiggly products and to use Piggly Wiggly trademarks, service marks, copyright, trade names and logos. The Company shall have such rights unless and until it defaults under the terms and conditions of the Stock Purchase and Distributor's Agreement. As of the date hereof, no such default has occurred.

     Piggly Wiggly Corporation holds no ownership interest in the Company and the Company is totally owned by its member-stockholders.

                           PROPERTIES

     In May, 1988, the Company completed construction and occupied its office, warehouse and distribution facility on approximately 36 acres in Bessemer, Alabama. The original warehouse consists of approximately 289,000 square feet of dry goods storage area, 115,290 square feet of perishable and frozen foods storage and 27,000 square feet of general office space. The cost of the facility was approximately $20 million. In May 1995, the Company completed construction and occupied an additional 130,000 square feet of dry grocery space. The addition cost approximately $6,335,000. An additional 80,000 square feet of freezer space was completed and placed in service in September 1995 at a cost of approximately $6,261,000. The Company also owns an additional 210 acres at the Bessemer site which is being held by the Company for future development and/or sale.

     The original office, warehouse and distribution facility was financed with Industrial Development Bonds issued by the Industrial Development Board of the City of Bessemer, Alabama. The Bonds were sold on May 27, 1987. The transaction has the form of a lease; however, the economic substance of the lease is that the Company financed the construction through the lease, and accordingly, the property and the accompanying debt is recorded in the Company's assets and liabilities. The lease contains a bargain purchase option and expires or is cancelable at the debt repayment date. The lease provides for minimum lease payments sufficient to cover the debt service and related expenses. The bonds were purchased by Compass Bank. The original bond indenture had an interest rate of 9.625% until May 1, 1997, at which time the rate was scheduled to become variable at 3% above the six month treasury bill index. In September 1994, the indenture was amended to bear interest at a fixed rate of 8.625%. The amendment allows the Company to prepay up to $750,000 of principal each year without penalty. There is a formula redemption fee for prepayments in excess of $750,000 annually prior to April 1, 2002. The loan agreement gives the bond purchaser a security interest in all the assets of the Company and places certain restrictions and performance requirements on the Company for the period of the loan. These restrictions include a limit of 50% of the patronage dividend being paid in cash and limits the amount of capital expenditures and additional debt which may be incurred by the Company.

     The Company was in substantial compliance with all requirements of the loan at July 28, 1995 and as of the date of this report.

     Financing arrangements for the expansion have been negotiated with Compass Bank whereby approximately $10,000,000 is available under a three year revolving line of credit at the bank's prime rate or 175 basis points over LIBOR, whichever is lower. The line will decline $1,000,000 per year for three years and is expected to be renegotiated prior to maturity.

           PIGGLY WIGGLY ALABAMA DISTRIBUTING CO., INC.
                        AND SUBSIDIARIES

                    SELECTED FINANCIAL DATA

     The following sets forth selected financial information of Piggly Wiggly Alabama Distributing Co., Inc. and Subsidiaries for the five fiscal periods ended July 28, 1995. The material should be read in conjunction with the consolidated financial statements and related notes with respect to the three fiscal periods ended July 28, 1995.

                               (Dollar Amounts in thousands)
                                   Fiscal Periods Ending
                  ------------------------------------------------------------
                 July 28,     July 29,     July 30,     July 31,     July 26,
                   1995         1994         1993         1992         1991
                 --------     --------     --------     --------     --------

OPERATIONS
Net Sales        $402,682     $372,223     $353,027     $351,212     $342,402
Cost of Sales     383,008      353,576      333,476      328,716      323,138
                 --------     --------     --------     --------     --------
  Gross Profit
  on sales         19,674       18,647       19,551       22,496       19,264
Purchase
  discounts         5,987        5,502        5,143        5,060        4,861
Other operating
  income            1,900        2,081        1,144        1,321        1,593
                 --------     --------     --------     --------     --------
  Gross Profit     27,561       26,230       25,838       28,877       25,718
Selling, general
  and
  administrative
  expenses         19,431       18,059       19,297       21,196       19,111
Depreciation and
  amortization      2,199        2,004        1,992        2,124        1,876
                 --------     --------     --------     --------     --------
  Operating
  income            5,931        6,167        4,549        5,557        4,731
Interest expense    1,494        1,949        2,103        2,318        2,308
                 --------     --------     --------     --------     --------
  Income before
  patronage
    dividends       4,437        4,218        2,446        3,239        2,423
Patronage
  Dividends         4,037        3,818        2,046        2,839        2,023
                 --------     --------     --------     --------     --------
  Income before
  income
    taxes             400          400          400          400          400
Income taxes          146          145          126          124          136
                 --------     --------     --------     --------     --------
Net income       $    254     $    255     $    274     $    276     $    264
                 --------     --------     --------     --------     --------
                 --------     --------     --------     --------     --------


                           PIGGLY WIGGLY ALABAMA DISTRIBUTING CO., INC.
                                        AND SUBSIDIARIES

                                     SELECTED FINANCIAL DATA

                      (Dollar Amounts in thousands, except for per share data)
                                        Fiscal Periods Ending
                   -----------------------------------------------------------
                   July 28,     July 29,     July 30,     July 31,    July 26,
                     1995         1994         1993         1992        1991
                   --------     --------     --------     --------    --------
FINANCIAL DATA

Depreciation and
  amortization     $ 2,129       $ 2,004      $ 1,992      $ 2,124     $ 1,876
                   -------       -------      -------      -------     -------
                   -------       -------      -------      -------     -------
Property and
  equipment at
  cost net of
  accumulated
  depreciation     $23,043       $17,711       $18,988      $20,631    $21,621
                   -------       -------       -------      -------    -------
                   -------       -------       -------      -------    -------
Leased property
  under capital
  leases - net
  of amortization  $ 2,806       $ 1,111       $ 1,025      $ 1,550    $ 2,076
                   -------       -------       -------      -------    -------
                   -------       -------       -------      -------    -------
Long-term debt
  excluding
  current
  installments     $21,469       $20,180       $21,567      $23,828    $24,678
                   -------       -------       -------      -------    -------
                   -------       -------       -------      -------    -------
Total assets       $63,874       $54,256       $50,163      $52,641    $51,257
                   -------       -------       -------      -------    -------
                   -------       -------       -------      -------    -------

PER SHARE DATA

Earnings per common
  share and
  common share
  equivalent
        Primary    $  3.35       $  3.58       $  4.10      $  4.21    $  4.06
                   -------       -------       -------      -------    -------
                   -------       -------       -------      -------    -------
        Fully
        Diluted    $  3.35       $  3.58       $  4.10      $  4.21    $  4.06
                   -------       -------       -------      -------    -------
                   -------       -------       -------      -------    -------



                   DESCRIPTION OF COMMON STOCK

     The authorized capital stock of the Company consists of 200,000 shares of Common Stock, par value $.01 per share of which 78,195 (1) shares were issued and outstanding as of September 30, 1995. All of the issued and outstanding Common Stock is owned by retail grocery store operators. As of September 30, 1995, 180 stockholders of record held Common Stock in the Company. All of the outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock offered hereby, upon payment thereof, will be fully paid and non-assessable. Retail grocery store operators who are approved by the Board of Directors as stockholders must initially purchase and thereafter must maintain by additional purchases an amount of Common Stock equal in value to 125% of the operator's average weekly retail sales. See "Amount of Common Stock Required to Be Purchased."

     (1) As of September 30, 1995 an additional 11,164 shares of Common Stock were under subscription by existing member-stockholders, but have not yet been issued.


Restrictions on Ownership and Transferability

     The Articles of Incorporation of the Company provide that only approved operators of retail grocery stores supplied by the Company are eligible to own and hold Common Stock. Operators may be sole proprietorships, partnerships or corporations operating one or more grocery stores at the retail level.

     Because stock ownership is limited to approved retail grocery store operators, there is no established public trading market for the Common Stock of the Company. The Articles provide that if anyone other than an approved retail grocery store operator should acquire any shares of the Common Stock, such person shall not have the right to vote the shares and the Company has the option to purchase such shares at their par value, at any time within three years after discovery by the Company that a person other than an approved retail grocery store operator serviced by the company has acquired such shares. The Company's Articles of Incorporation further provide that in the event of the death of a holder of any of the Common Stock, or in the event such a holder ceases to be supplied by the Company, the Company has the option to purchase such shares at the Adjusted Book Value per share, at any time within three years after discovery of the event resulting in such option. Under these redemption options, the Company can redeem stock only to the extent of unreserved and unrestricted earned surplus or to the extent of unreserved and unrestricted capital surplus.

Redemption Policy

     Even though the Company is provided by the Articles of Incorporation with an option, and not an obligation, to redeem stock, the Board of Directors has adopted a policy under which all redemption requests by a deceased Stockholder's representative or by a Stockholder no longer serviced by the Company are honored to the extent unreserved and unrestricted earned or capital surplus is available for such redemption. Redemptions are generally accomplished one year after a written redemption request is made to the Board of Directors. The Board of Directors reserves the right to revise the redemption policy at any time to a different policy consistent with the Company's Articles of Incorporation and By-Laws.

Restrictive Legends

     The Stock Certificates for the Company contain a legend reflecting the restrictions on transfer, a lien which is imposed on the stock by the Company for any liability of the stockholder to the Company, and other rights and restrictions of such stock as set forth in the Company's By-Laws.

Voting Rights

     The Board of Directors are divided into three classes of three members each, with each director serving a three year term. The expiration of term for each director class is staggered so that the directors in class one are elected at the Annual Stockholders meeting in year one, while the directors for classes two and three are chosen in years two and three, respectively. While not the intent of the Company, this classification of the Board of Directors would tend to discourage any attempt to control the Board of Directors since a two-year period would be required to elect sufficient directors favorable to a person seeking to acquire control.

     Holders of Common Stock are entitled to one vote for each share held and are not entitled to cumulate their votes in the election of Directors. Certain actions taken by the Company, such as an amendment to the Articles of Incorporation, require a majority vote of outstanding stock. Under Alabama law, actions such as dissolution of the Company and the sale of assets other than in the ordinary course of business, require a two-thirds (2/3) vote of outstanding stock.

Dividend and Other Stock Rights

     Owners of Common Stock are entitled to such patronage dividends and regular dividends as are declared by the Board of Directors in accordance with the policies of the Company set out in the Articles of Incorporation and By-Laws. See "Patronage
Dividends."

     The Company is authorized to declare and pay regular dividends on Common Stock, but none have been declared or paid, nor is it anticipated that any will be paid as long as net profits of the Company in excess of the approved retainage (which is currently $400,000 per year) are accrued to member-stockholders through patronage dividends.

     The holders of Common Stock do not have pre-emptive rights with respect to additional Common Stock that may be issued, but are entitled under Alabama Law to share on a pro rata basis in any distribution to shareholders upon liquidation.

Amount of Common Stock Required to Be Purchased

     Each retail store operator approved as a stockholder must initially purchase, and thereafter maintain by additional purchases if necessary, an amount of Common Stock equal in value(1) to 125% of the operator's average weekly retail sales. A minimum deposit of fifteen percent (15%) of the subscription price on the initial purchase of stock is required, with the balance of the price to be paid by adding an amount equal to one and one-quarter percent (1 1/4%) of the operator's weekly purchases to the weekly statements from the Company and, upon election by the member-stockholder, by directing the Company to retain a part or all of any cash patronage dividends to which the operator is entitled, until the stock subscription is paid.(2) The value of the Company's Common Stock is determined as of the end of each fiscal year in the manner set forth in "Price of Common Stock." Each operator's weekly retail sales average is determined at the end of the calendar year.

     (1) For equalization purposes, stock owned by the operator is valued at Adjusted Book Value per share.

     (2) There is no time requirement by which the purchase price of the stock must be paid. If an operator chooses to make no more than the minimum initial payment of fifteen percent (15%) of the purchase price for his required stock purchases, and chooses not to apply any cash patronage dividends to the remaining eighty-five
(85%) of the purchase price for this stock, the one and one-quarter percent (1 1/4%) weekly add-on to weekly purchases will provide a payout period of approximately one hundred fifty-four (154) weeks in the absence of an increase or decrease in average weekly sales.


    Where it is necessary for operators who hold the Company's Common Stock to purchase additional shares in order to maintain the required relationship between the value of their Common Stock and their average weekly retail sales (the "stock equalization process"), the operators are permitted to pay for the additional stock by adding an amount equal to one and one-quarter percent (1 1/4%) of their weekly purchases to the weekly statement from the Company and, upon election by the member-stockholder, by directing the Company to retain a part or all of any such cash patronage dividends to which the operator is entitled, until the subscription is paid.

     Stock certificates reflecting the amount of the initial downpayment, lump sum payments, and final payment are issued within ninety (90) days of these payments. Payments are aggregated on the fourth Friday of each fiscal year and certificates for Common Stock equal in value to such payments, less the value of previous issues, are issued shortly thereafter.

     The Company's By-Laws do not specifically prohibit stockholders from purchasing shares of the Company's Common Stock in excess of the amount of Common Stock required to be purchased as described herein. It has, however, been the Company's policy and practice since its inception in 1958 to limit the ownership of shares by any stockholder to an amount of Common Stock equal in value to 125% of the stockholder's average weekly retail sales.

Price of Common Stock

     Shares of stock in the Company are sold at the "Adjusted Book Value" per share which is determined on an annual basis as of the end of the fiscal year. The Adjusted Book Value per share is determined by dividing the sum of (1) the Stockholders' Equity, (2) the Capital Stock Subscriptions, and (3) 40% of the LIFO Reserve by the sum of (1) the number of shares of Common Stock outstanding, and (2) the number of shares of Common Stock under subscription. As of the date of this prospectus, the Adjusted Book Value per share of the Common Stock was $225.04, determined as follows:

Stockholders' Equity                  =     $15,066,378
Capital Stock Subscriptions           =     $ 3,375,947
40% of LIFO Reserve                   =     $ 1,506,398
Number of Shares Outstanding          =          73,236
Number of Shares Under Subscription   =          15,409

Stockholders' Equity   +   Capital Stock   +   40% LIFO Reserve
                           Subscriptions
No. of Shares                   +                 No. of Shares
Outstanding                                          under
                                                  Subscription

$15,066,378            +    $ 3,375,947     +        $ 1,506,398
                                                                   = $225.04
     73,236            +       15,409

Distribution of the Company's Stock

     The Common Stock of the Company will not be sold through any securities broker or dealer. There is no established public trading market of the Common Stock of the Company. All stock of the Company is and will be sold directly by the Company to approved operators of retail grocery stores, and no commissions will be charged on these sales. The Company solicits retail grocery operators within the Company's service area to purchase grocery products from the Company. As a prerequisite to becoming a member of the Company, the new operator must purchase Common Stock from the Company. See "Amount of Common Stock Required to be Purchased."

                         LEGAL PROCEEDINGS

     There are no material legal proceedings against the Company or its subsidiaries other than ordinary routine litigation incidental to the business of the Company and its subsidiaries.


             MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATION

Results of Operations

     The Company's sales increased 8.2% in 1995, 5.4% in 1994 and
2.4% in 1993. The increases were the result of additional stores added to the customer base.

     Gross profit as a percent of sales was 6.8% in 1995, 7.0% in 1994 and 7.3% in 1993, while operating expenses as a percent of sales were 5.4% in 1995 and 1994, and 6.0% in 1993.

      Operating expenses increased 7.8% in 1995 and decreased 5.8% in 1994 and 7.0% in 1993. The 1995 increase was due largely to the increase in labor cost. The 1994 and 1993 net decreases in operating expenses were due to the reduction of operating expenses at the subsidiary level (they were zero in 1994). Operating expenses at the wholesale level increased by 6.2% in 1994 and 6.3% during 1993. These increases were due largely to increases in employment related expenses. For the fiscal years 1995, 1994 and 1993, employment related expenses averaged 62% of total operating expenses and 3.3% of sales. These expenses increased 12.1% in 1995, 7.1% in 1994 and 9.0% in 1993. These increases were due to increases in retail services to member customers, the cost of health insurance and other employee benefits, and increases in sales volume.

     Operating income decreased 3.8% in 1995, increased 35.5% in 1994, and decreased 16.6% in 1993. The 1995 decrease was due to the decline in gross profit and miscellaneous income. The 1994 increase was due to increased sales volume, stabilization of expenses as a percent of sales and the end of the operation of the retail subsidiary in 1993. The 1993 changes were due to the increase in operating expenses discussed above.

     The financial expenses of the Company declined 23% in 1995. This decline was due to the reduction in long-term debt. The warehouse facility debt is being reduced on schedule, and an additional payment of $750,000 was made on the debt in May 1994. The perishable warehouse mortgage of $399,000 was paid in January 1993, the patronage dividend notes of $1,072,000 due in 1997 were paid in January 1993, and the patronage dividend notes of $985,205 due in 1998 and 1999 were paid in December 1993. The financial expenses will increase as the debt required for the warehouse expansion begins in 1995.

     Because all income in excess of $400,000 is returned to the member-stockholders as a patronage dividend, once net income has reached the $400,000 level, it does not change with overall profitability.

     The patronage dividend was 1.00% of sales in 1995, 1.03% of sales in 1994 and 0.58% of sales in 1993.

Liquidity and Capital Resources

     The Company's liquidity needs relate primarily to working capital to support increased levels of inventories and receivables, and funding of capital expenditures. In recent years, the Company has met these needs in a number of ways. The construction of the warehouse and operating facility was funded with long-term debt. The 1995 addition of $12,000,000 will be funded in part by a $10,000,000 3 year revolving line of credit and the remaining $2,000,000 from operations. The portion of capital expenditures for replacement and additional delivery vehicles are funded through capital leases. Other capital expenditures have been funded from cash generated by operations and from member-stockholders' equalization purchases of Common Stock (each member store is required to own stock equal in value to 125% of its average weekly retail sales), except for occasional short-term borrowing to match cash flow needs. During the last three years such short-term borrowings have not been necessary. The Company does not experience significant seasonal fluctuations in demand for working capital.

     It is management's belief that the items in the balance sheet which most clearly reflect the Company's liquidity condition are the merchandise inventories, trade accounts receivable and accounts payable. Merchandise inventories turn approximately 17 times per year. The majority of trade accounts receivable are paid within 7 days of weekly billing, On the average, all trade accounts receivable are paid within approximately 10 days. The Company pays merchandise vendor payables within the period of discount terms. The average number of days within which accounts payable are paid is approximately 10. The ratio of merchandise inventory plus trade accounts receivable to accounts payable is approximately 2 to 1. The ratio of current assets to current liabilities was 1.1 in 1995,
1.7 in 1994 and 1.8 in 1993.

     The Company's Certificate of Incorporation and By-Laws require that all member-stockholders own Common Stock in the Company equal in value to 125% of their average weekly retail sales. This requirement tends to insure that as sales of the member-stockholder increase at the retail level, the cash equity of the Company will also increase. This increase in cash equity will provide additional liquidity to the Company to help expand its assets, including inventories, to meet the larger retail sales volume of member stores.

     Net additions to property, plant and equipment, other than the construction and equipping of the warehouse and delivery vehicles financed through capital leases, a portion of the 1995 addition as described above, were funded from cash flow from the Company's operations and from stockholders' equalization. Additions to property, plant and equipment and capital lease property were $9,460,286, $1,449,481 and $710,668 in fiscal years 1995, 1994 and
1993, respectively.

     The Company's debt to equity ratio was 1.3 in 1995, 1.4 in 1994 and 1.6 in 1993.

Inflation

     Inflation has increased many of the Company's costs and expenses in recent years, particularly repairs and maintenance and employment related costs. However, the Company has increased its gross sales volume during the recent years while improving efficiency in distribution and administration. Management estimates that inflation increased expenses during the last three years by 3% annually.


                 EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information concerning the Executive Officers and all Directors of the Company, including the Directors' beneficial ownership of shares of the Company's
Common Stock and the total share ownership of all Officers and Directors as a group. None of the Executive Officers of the Company own any shares of stock in the Company except those Officers who are also Directors and owners of retail grocery stores supplied by the Company. Except for the stock subscriptions required by the Company, no Executive Officers or Directors have any contracts or agreements under which they may acquire stock in the Company except those Officers who are also Directors and owners of retail grocery stores supplied by the Company. All share ownership information is as of September 30, 1995. All persons listed below have been engaged in the same or similar occupations for more than the last five years. All of the Directors are engaged in the operation of retail grocery stores and purchase grocery products and items from the Company for resale. All such purchases are made at the same price level at which the remaining stockholders purchase grocery products and items from the Company. The Directors are not given any price differential or discount for their service on the Board of Directors. Directors are elected to a three-year term of office while Officers of the Corporation are elected to a one-year term of office. The By-Laws of the Company require Directors to be stockholders of the Company or hold a minimum of a 25% ownership interest in a corporation, firm or partnership which owns stock in the Company.


                                                 Principal           Amount of
                                               Occupation, (1)      Common Stock
                                                  Position         and Nature of
                                 Expiration     with Company         Beneficial         Percent
                                     of         and Director-        Ownership             of
                      Director     Term of      ship of Other                           Common
Name and Age           Since      Director        Companies      Direct   Indirect       Stock
------------          --------   ----------    ---------------   ------   --------      -------
Julian Gordon (64)      1980       1996        Chairman of the     -0-    1,371 (2)     1.8%
                                               Board, Grocery
                                               Store Operator
                                               (former President
                                               of the Company)(2)

James Salmon (67)       1970       1996        Vice Chairman of    -0-    2,559 (3)     3.3%
                                               the Board, Director
                                               Grocery Store
                                               Operator(3)

Homer Vinson (62)       1983       1996        Secretary/Treasurer -0-      972 (4)     1.3%
                                               of the Company,
                                               Director, Grocery
                                               Store Operator(4)

Mary Hardin       (80)  1972       1997        Director, Grocery   -0-    5,366 (5)       6.9%
                                               Store Operator(5)

Louis Day         (66)  1985       1997        Director, Grocery   -0-    1,365 (6)       1.7%
                                               Store Operator(6)

J.T. Milligan     (60)  1985       1997        Director, Grocery   -0-    2,590 (7)       3.3%
                                               Store Operator(7)


Billy Huff (60)         1987       1998        Director, Grocery   -0-    1,304 (8)       1.7%
                                               Store Operator(8)

Stanley Virciglio (61)  1987       1998        Director, Grocery   -0-    1,792 (9)       2.3%
                                               Store Operator(9)

Syrol McLain (62)       1995       1998        Director, Grocery   -0-    1,589(10)       1.6%
                                               Store Operator(10)

D.T. Stewart (51)       Not a       --         President and       -0-      -0-             0%
                        Director               Chief Executive
                                               Officer(11)

Louia Moseley (49)      Not a       --         Senior Vice         -0-      -0-             0%
                        Director               President
                                               and MIS Director(12)

Jerry McCann (46)       Not a       --         Vice President      -0-      -0-             0%
                        Director               and Director Retail
                                               Operations(13)

Bobby L. Martin (49)    Not a       --         Vice President      -0-      -0-             0%
                        Director               of Finance and
                                               Controller(14)    -----   ------          -----

Total ownership interest of executive
officers and directors as a group                                  -0-   18,908          24.2%
                                                                 -----   ------          -----

     (1) Each Director has been actively involved at the retail level of the grocery business for at least the last five years.

     (2) Julian Gordon shares an investment and voting interest in Piggly Wiggly of Canton, Mississippi, Inc. and Piggly Wiggly of Carthage, Inc. which corporations own in the aggregate 1,371 shares of Common Stock of the Company.

     (3) James Salmon holds the sole investment and voting interest in W.E. Salmon, Inc. which owns 2,559 shares of Common
Stock of the Company.

     (4) Homer Vinson shares investment and voting interest in Piggly Wiggly of Red Bay, Inc. which owns in the aggregate of 972 shares of Common Stock of the Company.

     (5) The 5,366 shares are owned by Hardin & Company, Inc. Mary G. Hardin shares investment and voting interest and owns 42% of the Common Stock of Hardin & Company, Inc., and her daughters, Mary Lee Hardin and Elisabeth Hardin, each own 29% of the Common Stock of Hardin & Company, Inc. (See footnotes 1, 2 and 3 on page
21).

     (6) Louis Day shares investment and voting interest in L.A. Day Company, Inc. and Piggly Wiggly of Middle Tennessee, Inc., which corporations own in the aggregate 1,365 shares of Common
Stock of the Company.

     (7) J.T. Milligan holds the sole investment and voting interest in J.T.M. Corporation and shares investment and voting interest in South Star Food Corp., which corporations own in the aggregate 2,590 shares of Common Stock of the Company. The total of 2,590 shares beneficially owned does not include shares of Common Stock owned or under subscription by B.G. Milligan and J. Keith Milligan, Mr. Milligan's sons and Ubagit Corp., a corporation owned by Mr. Milligan's family, who collectively own 1,351 shares of Common Stock of the Company.

     (8) Billy Huff shares investment and voting interest in The Huff Corporation, Westco Foods, Inc., B&F Foods, Inc. and
Shuqualak Foods, Inc., which corporations own 1,304 shares of Common Stock of the Company.

     (9) Stanley Virciglio owns the sole investment and voting interest in Piggly Wiggly Food Stores of Jefferson County, Inc., which owns 1,792 shares of Common Stock of the Company.

    (10) Syrol McLain owns the sole investment and voting interest in McLain Grocery Co., Inc., Piggly Wiggly of Buchanan, Georgia, Inc., McLain's Hogansville Grocery Co., Inc. and McLain's Dillard Grocery, Inc., which owns 1,589 shares of Common Stock of the Company and currently has 359 share of Common Stock of the Company under subscription.

    (11) D.T. Stewart, the President of the Company, has been involved actively with the wholesale level of the grocery business since his employment with the company in 1965. He was elected President on January 1, 1994 and prior to that time served as First Vice President.

    (12)     Louia Moseley, the Senior Vice President and MIS
Director, has been involved with the wholesale level of the grocery business since his employment with the company in 1965.

    (13)     Jerry McCann, Vice President and Director Retail
Operations, has been involved with the wholesale level of the grocery business since his employment with the company in 1988.

    (14)     Bobby L. Martin, Vice President of Finance and
Controller of the Company, has been involved with the wholesale level of the grocery business since his employment with the company in 1982.


Meetings of the Board of Directors

     During the fiscal year ended July 28, 1995, there were nine meetings of the Board of Directors. Each Director attended more than 75% of the meetings of the Board.

                      EXECUTIVE COMPENSATION

     The Directors of the Company serve without compensation. The following table show the cash compensation paid the chief executive officer of the company during the fiscal year ended July 28, 1995. No other executive officer's cash compensation exceeded $100,000 in the fiscal year ended July 28, 1995.

                               SUMMARY COMPENSATION TABLE
                                 Annual Compensation
                                --------------------      Other annual      All Other
    Name and                     Salary       Bonus       Compensation     Compensation
Principal Position     Year       ($)          ($)            ($)              ($)
------------------     ----     -------      ------       ------------     ------------
D.T. Stewart
President and Chief
Executive Officer(1)   1995      91,735       15,000           --              --
                       1994      80,875        5,000           --              --

J. Terrell Wooten
President and Chief
Executive Officer(1)   1995           0            0           --              --
                       1994      49,065            0           --              --
                       1993      99,855        5,000           --          25,239(2)


(1) J. Terrell Wooten served as President and Chief Executive Officer for a portion of the fiscal year 1994 until his retirement on December 31, 1993. D.T. Stewart was elected President and Chief Executive Officer on January 1, 1994 and served as such for the remainder of the fiscal year ended July 29, 1994.

(2) This amount includes the cash equivalent of a furnished company car, a contribution to the Company Profit Sharing Plan and the annual contribution to the Deferred Compensation Plan referred to below.


Deferred Compensation Plan

     The Deferred Compensation Plan, as amended, for J. Terrell
Wooten, the former President and Chief Executive Officer of the Company provides that he will be paid 10 annual payments of $36,000 each beginning in 1994.

Profit Sharing Plan

     The Company has maintained a Profit Sharing Plan ("Plan") for the benefit of all of its employees since December 31, 1976. The Plan was amended effective August 1, 1988 to comply with changes in the law and to revise certain provisions of the Plan. Employees become participants of the Plan during the first Plan Year following their employment date in which they have accrued a minimum of 1,000 hours of employment service. Annual contributions are made to the Plan by the Company in amounts determined by the Board of Directors. All contributions to the Plan are allocated to the participants' accounts pursuant to a formula based on a participant's credit units. Participants receive one credit unit for each $1,000 of annual compensation and two credit units for each year of service. The Company's annual contribution is allocated among the participants' accounts in the same proportion that each participant's credit units bear to the credits units of all participants for that year. A participant's account vests after five years. At death, disability or retirement, each participant or beneficiary is paid the amount in the participant's account. If the participant's employment is terminated, the participant's vested account balance may be distributed to the participant depending on the value of the account and consent of the participant. Payment may be made in lump sum or in installments.

401(k) Plan

     Effective January 1, 1991, the Company adopted The Piggly Wiggly Alabama Distributing Co., Inc. 401(k) Plan (the "Plan") pursuant to Section 401(k) of the Internal Revenue Code. This Plan permits eligible employees to save a portion of their compensation annually on a before-tax basis, which are referred to as "Elective Deferrals". The Company may make a Matching Contribution from year to year. The company is not obligated to make any Matching Contributions. In addition, the Company may make annual Discretionary Contributions in amounts as it may choose. The Company is not obligated to make any Discretionary Contributions.

     The Plan provides for distributions in the event of retirement, death, disability or termination of employment. Contributions to the Plan which are elected by the employee("Elective Deferrals") are 100% vested immediately. Matching Contributions and Discretionary Contributions made by the employer vest according to a vesting schedule.


                    SECURITY OWNERSHIP OF CERTAIN
                   BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

     The following table sets forth the names of all persons who are known by the Company to be beneficial owners of more than five percent of the Company's stock as of September 30, 1995.


                                          Amount and
                     Name and             Nature of
 Title of           Address of            Beneficial     Percent
  Class          Beneficial Owner         Ownership      of Class
---------        ----------------         -----------   ---------
Common           Mary G. Hardin            5,366(1)        6.9%
                 P.O. Box 69
                 Gadsden, AL 35999

Common           Elisabeth Hardin          5,366(2)        6.9%
                 P.O. Box 69
                 Gadsden, AL 35999

Common           Mary Lee Hardin           5,366(3)        6.9%
                 P.O. Box 69
                 Gadsden, AL 35999

Common           R. Merrill Dobbs          4,134(4)        5.3%
                 P.O. Box 423
                 Calhoun, GA 30701


(1)     The 5,366 shares are owned by Hardin & Company, Inc. Mary
G. Hardin shares investment and voting interest in and owns 42% of the Common Stock of Hardin & Company, Inc., and her daughters, Mary Lee Hardin and Elisabeth Hardin, each own 29% of the Common Stock of Hardin & Company, Inc. (See Footnotes 2 and 3).

(2) The 5,366 shares are owned by Hardin & Company, Inc. Elisabeth Hardin shares investment and voting interest in and owns 29% of the Common Stock of Hardin & Company, Inc., and her sister, Mary Lee Hardin, owns 29% of the Common Stock of Hardin & Company, Inc., and the remaining 42% is owned by her mother, Mary G. Hardin (See Footnotes 1 and 3).

(3) The 5,366 shares are owned by Hardin & Company, Inc. Mary Lee Hardin shares investment and voting interest in and owns 29% of the Common Stock of Hardin & Company, Inc., and her sister, Elisabeth Hardin, owns 29% of the Common Stock of Hardin & Company, Inc., and the remaining 42% is owned by her mother, Mary G. Hardin (See Footnotes 1 and 2).

(4) R. Merrill Dobbs holds the sole investment and voting interest in Piggly Wiggly of Calhoun, Inc., T-B Foods, Inc., d/b/a Piggly Wiggly of Bremen, Piggly Wiggly of Ellijay, Inc., Piggly Wiggly of Cleveland, Inc. and Piggly Wiggly of Jasper, Inc. These companies own a total of 4,134 shares of Common Stock of the Company.


Security Ownership of Management

     The security ownership of Management of the Registrant is set forth on pages 16 and 17 hereof under the heading "Executive
Officers and Directors."

                          LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Spain & Gillon, 2117 Second Avenue North,
Birmingham, Alabama 35203.

                            EXPERTS

     The financial statements and schedules included in this Prospectus and elsewhere in the Registration Statement have been examined by Dent, Baker & Company, independent certified public accountants, and are included herein in reliance upon the report of Dent, Baker & Company given upon their authority as experts in accounting and auditing.

          INDEMNIFICATION FOR SECURITIES ACTS LIABILITIES

     The By-Laws of the Company provide that the Company is empowered to indemnify its directors, officers, employees or agents against expenses, judgements and fines, actually and reasonably incurred by them in connection with any suit, action or proceeding in which they are named as a party by reason of their position with the Company. This indemnity is conditioned upon the director, officer, employee or agent acting in good faith, in a matter which he reasonably believed to be in the best interest of the Company and under circumstances in which he had no reasonable cause to believe his conduct to be liable for misconduct or negligence in the performance of his duty to the Company. The directors, officers, employees and agents are entitled to indemnity only if the court in which the suit was brought shall determine upon application that, despite an adjudication of liability against the director, officer, employee or agent, and in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


                     INDEX TO FINANCIAL STATEMENTS

                                                                        Page
INDEPENDENT AUDITORS' REPORT                                             F-1

CONSOLIDATED BALANCE SHEETS
     July 18, 1995 and July 29, 1994                               F-2 - F-3

CONSOLIDATED STATEMENTS OF INCOME
     Years ended July 28, 1995, July 29, 1994 and July 30, 1993          F-4

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
     Years ended July 28, 1995, July 29, 1994 and July 30, 1993          F-5

CONSOLIDATED STATEMENTS OF CASH FLOWS
     Years ended July 28, 1995, July 29, 1994 and July 30, 1993    F-6 - F-7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     July 28, 1995, July 29, 1994 and July 30, 1993               F-8 - F-19

                      DENT, BAKER & COMPANY
                  Certified Public Accountants

The Board of Directors
Piggly Wiggly Alabama Distributing Co., Inc.
and Subsidiary

                  INDEPENDENT AUDITORS' REPORT

     We have audited the accompanying consolidated balance sheets of Piggly Wiggly Alabama Distributing Co., Inc. and Subsidiary as of July 28, 1995 and July 29, 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three fiscal years in the period ended July 28, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Piggly Wiggly Alabama Distributing Co., Inc. and Subsidiary as of July 28, 1995 and July 29, 1994, and the consolidated results of operations and cash flows for each of the three fiscal years in the period ended July 28, 1995, in conformity with generally accepted accounting principles.


September 29, 1995

                  PIGGLY WIGGLY ALABAMA DISTRIBUTING CO., INC.
                                AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                        July 28, 1995 and July 29, 1994


     ASSETS                                        1995          1994

CURRENT ASSETS
   Cash                                       $      -        $2,815,253
   Short-term investments                         110,675      1,142,228
   Receivables
      Trade accounts                           10,426,382      9,152,077
      Other                                       160,494        315,851
         Total receivables                     10,586,876      9,467,928
   Inventories                                 18,219,615     18,495,239
   Prepaid expenses                                54,063        196,561
   Deferred tax asset                               7,700        107,200

      Total current assets                     28,978,929     32,224,409

NOTES RECEIVABLE                                1,273,709      1,471,353

PROPERTY AND EQUIPMENT
   At cost net of accumulated
      depreciation of $10,453,925
      (1994, $9,016,911)                       23,043,157     17,710,689

LEASED PROPERTY UNDER CAPITAL LEASES
   Net of accumulated amortization
      of $504,185 (1994, $1,793,634)            2,806,111      1,110,882

OTHER ASSETS
   Construction-in-process                      5,926,364           -
   Unamortized loan costs                         448,332        325,815
   Property held for sale or lease              1,397,503      1,412,472

      Total other assets                        7,772,199      1,738,287

      TOTAL ASSETS                            $63,874,105    $54,255,620


The Notes to Consolidated Financial Statements are an integral part of these statements.



     LIABILITIES AND STOCKHOLDERS' EQUITY           1995           1994

CURRENT LIABILITIES
   Checks outstanding - net                    $   822,440     $     -
   Notes payable                                 3,115,427        100,000
   Current installments on
      long-term debt                             1,510,259      1,378,220
   Current capital lease obligations               529,585        592,316
   Accounts payable - trade                     16,403,289     14,265,082
   Accrued expenses                              1,933,105        887,096
   Accrued income tax                                 -            15,850
   Accrued patronage dividends                   2,018,506      1,909,272

      Total current liabilities                 26,332,611     19,147,836

LONG-TERM DEBT
   Notes payable - long-term portion            18,676,376     18,988,133
   Capital lease - long-term  obligations        2,420,178        900,242
   Deferred tax liability -
      long-term portion                            372,300        291,200
      Total long-term debt                      21,468,854     20,179,575

      Total liabilities                         47,801,465     39,327,411

STOCKHOLDERS' EQUITY
   Common stock of $.01 par value
      per share, authorized 200,000
      shares issued 73,236 shares
      (1994, 68,999 shares)                            732           690
   Additional paid-in capital                   13,252,912    12,213,162
   Common stock purchase deposits                1,006,262     1,031,944
   Retained earnings                             1,812,734     1,682,413

      Total stockholders' equity                16,072,640    14,928,209

      TOTAL LIABILITIES AND STOCKHOLDERS'
         EQUITY                                $63,874,105   $54,255,620


The Notes to Consolidated Financial Statements are an integral part of these statements.


                PIGGLY WIGGLY ALABAMA DISTRIBUTING CO., INC.
                               AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF INCOME
         Years ended July 28, 1995, July 29, 1994 and July 30, 1993

                                  July 28,        July 29,         July 30,
                                    1995            1994             1993

Net sales                       $402,681,846     $372,223,423    $353,027,019
Cost of sales                    383,008,376      353,576,278     333,475,534

      GROSS PROFIT ON SALES       19,673,470       18,647,145      19,551,485

Purchase discounts                 5,986,628        5,501,576       5,142,815
Other operating income             1,900,618        2,081,323       1,143,577

      GROSS PROFIT                27,560,716       26,230,044      25,837,877

Selling, general and
   administrative expenses        19,431,359       18,058,955      19,296,509
Depreciation and amortization      2,198,542        2,003,648       1,991,625

      OPERATING INCOME             5,930,815        6,167,441       4,549,743

Interest expense                   1,493,803        1,948,896       2,103,285

      INCOME BEFORE PATRONAGE
         DIVIDENDS AND INCOME
         TAXES                     4,437,012        4,218,545       2,446,458

Patronage dividends                4,037,012        3,818,545       2,046,458

      INCOME BEFORE INCOME
         TAXES                       400,000          400,000         400,000

Provision for income taxes           146,307          144,935         125,712

      NET INCOME                $    253,693     $    255,065    $    274,288

Earnings per common share
   and common share equivalent
   Primary                      $       3.35     $       3.58    $       4.10
   Fully diluted                $       3.35     $       3.58    $       4.10

The Notes to Consolidated Financial Statements are an integral part of these statements.


                PIGGLY WIGGLY ALABAMA DISTRIBUTING CO., INC.
                               AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
         Years ended July 28, 1995, July 29, 1994 and July 30, 1993

                                     July 28,        July 29,       July 30,
                                       1995            1994           1993

COMMON STOCK
   Balance, beginning of year      $       690     $       655    $       640
   Add new issues during the
      year                                  74              63             33
   Less redemptions during the
      year                                  32              28             18
   Balance, end of year            $       732     $       690    $       655

ADDITIONAL PAID-IN CAPITAL
   Balance, beginning of year      $12,213,162     $11,353,721    $10,979,009
   Add premiums received on
      common stock                   1,602,378       1,346,787        704,750
   Less refund of premium
      received on common
      stock redeemed                   562,628         487,346        330,038
   Balance, end of year            $13,252,912     $12,213,162    $11,353,721

COMMON STOCK PURCHASE
   DEPOSITS
   Balance, beginning of year      $ 1,031,944     $   722,093    $   360,771
   Add cash collections              1,576,770       1,656,701      1,116,105
   Less fully paid stock
      issued                         1,602,452       1,346,850        704,783
   Balance, end of year            $ 1,006,262     $ 1,031,944    $   772,093

RETAINED EARNINGS
   Balance, beginning of year      $ 1,682,413     $ 1,550,784    $ 1,327,231
   Add net income                      253,693         255,065        274,288
   Less excess of purchase price
      over issue price of stock
      redeemed and cancelled           123,372         123,436         50,735
   Balance, end of year            $ 1,812,734     $ 1,682,413    $ 1,550,784

TOTAL STOCKHOLDERS' EQUITY         $16,072,640     $14,928,209    $13,677,253


The Notes to Consolidated Financial Statements are an integral part of these statements.


                  PIGGLY WIGGLY ALABAMA DISTRIBUTING CO., INC.
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
           Years ended July 28, 1995, July 29, 1994 and July 30,1993

                                         July 28,          July 29,         July 30,
                                           1995              1994             1993

CASH FLOWS FROM OPERATING ACTIVITIES
   Cash received from customers        $ 401,426,825     $372,651,848     $ 351,763,657
   Cash paid for cost of sales
      and inventories                   (373,618,915)    (347,967,323)     (327,304,083)
   Cash paid to other suppliers
      and employees                      (19,148,064)     (17,853,589)      (19,284,724)
   Cash paid for patronage dividends      (1,909,271)      (1,023,230)       (1,606,313)
   Interest received                         299,488          240,127           198,632
   Interest paid                          (1,601,379)      (1,806,249)       (2,103,680)
   Income taxes paid                         (15,850)        (163,241)         (253,890)
   Miscellaneous income received           1,311,533        1,613,363           956,629

      NET CASH PROVIDED (USED) BY
         OPERATING ACTIVITIES              6,744,367        5,691,706         2,366,228

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of property and equipment
      and capital lease equipment         (9,054,115)      (1,449,481)         (710,668)
   Construction-in-process                (5,926,364)            -                 -
   Proceeds from sale of property
      and equipment                           24,935          806,023           968,814
   (Increase) decrease in notes
      receivable                             353,000          (34,340)       (1,422,821)
   (Increase) decrease to
      short-term investments               1,031,553       (1,142,228)             -

      NET CASH PROVIDED (USED) BY
         INVESTING ACTIVITIES            (13,570,991)      (1,820,026)       (1,164,675)

CASH FLOWS FROM FINANCING ACTIVITIES
   Checks outstanding - net                  822,440             -                 -
   Proceeds from short-term debt           3,015,427             -                 -
   Proceeds from long-term debt            2,607,880          702,416              -
   Debt reduction
      Long-term                           (3,325,114)      (2,650,012)       (1,990,249)
   Collections on common stock
      subscriptions                         1,576,770       1,606,701         1,116,105
   Redemption cost - common stock            (686,032)       (610,810)         (380,791)
   Cash paid for early redemption of
      patronage dividend notes                    -        (1,144,275)       (1,072,282)

      NET CASH PROVIDED (USED) BY
         FINANCING ACTIVITIES                4,011,371     (2,095,980)       (2,327,217)

NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                         (2,815,253)     1,775,700        (1,125,664)

CASH AND CASH EQUIVALENTS AT
   BEGINNING OF YEAR                         2,815,253      1,039,553         2,165,217

CASH AND CASH EQUIVALENTS AT
   END OF YEAR                           $        -       $  2,815,253     $  1,039,553

The Notes to Consolidated Financial Statements are an integral part of these statements.


                   PIGGLY WIGGLY ALABAMA DISTRIBUTING CO., INC.
                                  AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
           Years ended July 28, 1995, July 29, 1994 and July 30,1993

                                           July 28,      July 29,     July 30,
                                             1995          1994         1993

RECONCILIATION OF NET INCOME TO NET CASH
   PROVIDED BY OPERATING ACTIVITIES
   Net income                                $  253,693      $ 255,065      $  274,288
   Adjustments to reconcile net income
      to net cash provided by operating
      activities:
      Depreciation and amortization of
         capital lease property               2,128,535      2,003,648       1,906,194
      Amortization                               70,006         42,359          55,415
      (Gain) loss on sale of property
         and equipment                         (304,606)      (183,477)          4,251
      Changes in assets and liabilities:
         (Increase) decrease in trade
             receivables                     (1,274,305)       384,069      (1,255,929)
         (Increase) decrease in inventories     275,624     (2,737,198)      1,933,714
         (Increase) decrease in prepaid
             expenses                           142,498         28,034          68,177
         (Increase) decrease in deferred
             tax asset                           99,500        (34,121)        (73,079)
         (Increase) decrease in prepaid
            income tax                             -              -           (121,514)
         Increase (decrease) in accounts
            payable and accrued expenses      3,184,216      3,136,938        (953,108)
         Increase (decrease) in accrued
            patronage dividends                 109,234        886,043        (396,542)
         Increase (decrease) in accrued
            income taxes payable                (15,850)         4,595         (42,065)
         Increase (decrease) in deferred
            patronage dividends payable       2,018,507      1,909,272         836,687
         Increase (decrease) in deferred
            income taxes payable                 81,100         11,220         108,480
         Increase (decrease) in
            deferred compensation payable       (23,785)       (14,741)         21,259

      NET CASH PROVIDED BY OPERATING
         ACTIVITIES                          $6,744,367     $5,691,706      $2,366,228


The Notes to Consolidated Financial Statements are an integral part of these statements.


             PIGGLY WIGGLY ALABAMA DISTRIBUTING CO., INC.
                         AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         July 28, 1995, July 29, 1994 and July 30, 1993


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

     The Company is an Alabama corporation that operates as a wholesale grocery cooperative, which provides wholesale groceries and grants credit to its stockholders/customers who are retail grocery operators in Alabama, Tennessee, Georgia, Mississippi, Florida and North Carolina.

     Annually, the Company returns to its stockholders/customers as a patronage dividend all of its income in excess of an amount approved by the stockholders to be retained. The patronage dividend is required to be distributed within an 8 1/2 month period after the Company's year end. The retainage amount approved by the stockholders for the years ended July 28, 1995, July 29, 1994 and July 30, 1993, was $400,000.

     As more fully described in Note 11 of the Notes to Consolidated Financial Statements, the Company acquired the operating assets and began operation of four retail grocery stores during the fiscal year ended July 27, 1990. These operating assets were sold in February 1993 and the Subsidiary was inactive at July 28, 1995 and July 29, 1994.

     The fiscal years ended July 28, 1995, July 29, 1994 and July
30, 1993 are composed of 52 weeks.

Basis of Consolidation

     The financial statements include the accounts of Piggly Wiggly Alabama Distributing Co., Inc. and its wholly-owned subsidiary, BLM Enterprises, Inc. BLM was inactive at July 28, 1995 and July 29,
1994.

Cash and Cash Equivalents

     Cash and highly liquid debt instruments purchased with an original maturity of three months or less are considered to be cash equivalents.

Bad Debts

     Bad debts are charged to expense when deemed uncollectible under the specific write-off method, which approximates the amount of bad debts had the reserve method been used.

Inventories

     The wholesale inventory is valued at the lower of cost, last-in, first-out (LIFO) or market. If the first-in, first-out
(FIFO) method of inventory pricing had been used by the Company, inventory would have been approximately $3,766,000 and $3,762,000 higher than reported at July 28, 1995 and July 29, 1994, respectively.

Property and Equipment

     Property and equipment are recorded at cost. Depreciation on buildings and improvements is determined under the straight-line method over the estimated useful life of the buildings, and substantially all other assets are depreciated under accelerated and straight-line methods over the estimated useful lives of the assets.

     Estimated useful lives of the assets are as follows:

          Buildings and improvements       25 - 35 years
          Machinery and equipment           5 - 10 years
          Automobiles                       3 -  5 years

Amortization of Intangibles and Leased Property Under Capital
Leases

     Loan costs and origination fees are being amortized on the straight-line method over the life of the loan. Amortization of leased property under capital leases is computed under the straight-line method over the term of the leases.

NOTE 2 - PROPERTY AND EQUIPMENT

     A summary of property and equipment and accumulated depreciation at July 28, 1995 and July 29, 1994 is as follows:

                                                    1995

                                                 Accumulated
      Description                    Cost        Depreciation        Net

Land                            $    242,069     $     -         $  242,069
Buildings and improvements        20,543,411       3,374,856     17,168,555
Equipment                         12,711,602       7,079,069      5,632,533

      Totals                     $33,497,082     $10,453,925    $23,043,157


                                                    1994

                                                  Accumulated
      Description                    Cost         Depreciation       Net

Land                             $   242,069     $     -         $  242,069
Buildings and improvements        16,125,123       2,883,750     13,241,373
Equipment                         10,360,408       6,133,161      4,227,247

      Totals                     $26,727,600     $ 9,016,911    $17,710,689


     Depreciation charged to expense for each of the three fiscal years included in the period ended July 28, 1995 is as follows:

                                1995           1994           1993


     Total depreciation     $1,512,631     $1,439,280    $1,466,241


NOTE 3 - DESCRIPTION OF CAPITAL LEASE OBLIGATIONS

     The Company leases vehicles used in the delivery of merchandise. The vehicle leases are generally for 5 years and are classified as capital leases. The leases are cancelable after one year at either the lessee's or lessor's option, with 120 days notification to the other party. The leases require the Company to purchase the vehicles at a determinable value, but not less than approximately 20% of original value if the Company cancels the leases. If the lessor cancels the leases, the Company has the option of purchasing the vehicles at a determinable value but not less than approximately 20% of original value. The leasing arrangement provides for contingent minimum lease payment increases or decreases based on the annual rise or fall of the automotive section of the Consumer Price Index, excluding fuel prices.

     The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of July 28, 1995.

          Year Ending July

                1996                                 $ 1,100,126
                1997                                   1,100,126
                1998                                   1,100,126
                1999                                   1,063,272
                2000                                     854,517
       Total minimum lease payments                    5,218,167
       Less:  Amount representing estimated
              executory costs and profit
              thereon, included in total
              minimum lease payments                   1,731,373
          Less:  Amount representing interest            537,031

                Present value of net minimum lease
                   payments                          $ 2,949,763

     The present value of the net minimum lease payments is included in the financial statements in the following categories:

                                                  1995          1994

     Current capital lease obligations        $  529,585     $ 592,316
     Capital lease - long-term obligations     2,420,178       900,242

           Totals                             $2,949,763    $1,492,558


     Assets carried on the balance sheets under the heading of leased property under capital leases at July 28, 1995 and July 29, 1994 are summarized as follows:


  Class of Property                                   1995          1994

Delivery vehicles                                  $3,310,296    $2,904,516
Less:  Amortization                                   504,185     1,793,634

      Net leased property under capital leases     $2,806,111    $1,110,882


     Amortization charged to expense for each of the three fiscal years included in the period ended July 28, 1995 is as follows:

                               1995          1994          1993

     Total amortization     $ 619,033     $ 564,368     $ 525,384


NOTE 4 - COMMON STOCK PURCHASE DEPOSITS

     Each stockholder/customer retail operator is required to purchase and maintain by additional purchases, if necessary, an amount of stock equal in value to 125% of the operator's average weekly retail sales. The normal terms of the initial stock purchase are a minimum 15% down payment with the balance to be paid by a 1 1/4% addition to weekly purchases from the Company by the retail operator. Common stock certificates equivalent to the 15% down payment are issued within ninety (90) days of the down payment. Additionally, equivalent shares are issued at least annually for subscription payments received. Common stock purchase deposits represent amounts paid under subscriptions for shares that have not yet been issued. There are 15,409 shares under subscription at July 28, 1995 at an average price of $ 219.09. At July 29, 1994, 15,333 shares were under subscription at an average price of $216.24.

     Common stock purchase deposits are nonforfeitable by the operator and are refundable if the operator dies or ceases to do business with the Company. The Company has the right to offset these deposits and common stock against amounts due the Company on termination of membership.

     The Certificate of Incorporation grants the Company an irrevocable option to redeem shares of any stockholder who dies or ceases to be served by the warehouse. The redemption price for shares redeemed in this manner is determined annually by the Board of Directors. The excess of the redemption price over the issue price for shares redeemed in this manner amounted to $123,372, $123,436 and $50,735 for the years ended July 28, 1995, July 29, 1994 and July 30, 1993, respectively. The redemption price at July
28, 1995 was $225.04.   The redemption price at July 29, 1994 was
$221.94 and at July 30, 1993 the redemption price was $217.99.

NOTE 5 - NOTES PAYABLE AND LONG-TERM DEBT

     Notes payable and long-term debt at July 28, 1995 and July 29, 1994 are summarized as follows:


  Notes Payable                              1995            1994

Debentures payable                       $ 3,115,427     $  100,000


                                                         1995

                                       Current      Long-term
   Long-Term Debt                      Portion         Debt          Total

Deferred compensation payable       $   31,453     $   171,585    $   203,038
Industrial Revenue Bonds             1,478,806       9,931,732     11,410,538
Deferred patronage dividends            -            8,573,059      8,573,059

      Totals                        $1,510,259     $18,676,376    $20,186,635


                                                         1994

                                       Current       Long-term

    Long-Term Debt                     Portion          Debt         Total

Deferred compensation payable       $   34,598     $   184,513   $    219,111
Industrial Revenue Bonds             1,343,622      12,054,862     13,398,484
Deferred patronage dividends            -            6,748,758      6,748,758

      Totals                        $1,378,220     $18,988,133    $20,366,353


     The Company also has available a $10,000,000 line of credit. The line bears interest at the bank's prime rate, or an alternative rate consisting of London Interbank Offering Rate (Libor) plus 1 3/4%. The Company may from time to time elect the Libor Rate for any portion (multiple of $500,000) or all of the principal balance.

The line and other debts to the Company's lead bank are cross-collateralized with the Industrial Revenue Bonds and are secured by substantially all assets of the Company. The bank prime rate and Libor Rate at July 28, 1995 were 8.75% and 5.88%, respectively. There were no outstanding draws against this line of credit at July 28, 1995.

     The debentures payable represent short-term loans to the Company by store operators. The debentures bear interest at approximately 80% of the bank prime rate. The debentures are payable on demand; however, there is a partial interest forfeiture for debentures presented for payment within six months of issue. The weighted average interest rate on the debentures at July 29, 1995 was approximately 7%.

     The deferred compensation payable is the present value discounted at 10% of an unfunded deferred compensation agreement with a retired former officer of the Company. The agreement calls for 10 annual installments of $36,000, commencing January 1, 1994.

     The Industrial Revenue Bonds were issued on May 27, 1987, to finance the construction of a new warehouse, office and distribution facility. The transaction has the form of a lease, however, the economic substance of the lease is that the Company is financing the facility through the lease, and, accordingly, it is recorded in the Company's assets and liabilities. The lease contains a bargain purchase option and expires or is cancelable at the debt repayment date.

     The lease provides for minimum lease payments sufficient to cover the debt service and related expenses. The bonds required monthly payments of interest only until May 1, 1989, at which time monthly principal and interest payments of approximately $225,000 began. The original bond indenture had an interest rate of 9.625% until May 1, 1997, at which time the rate was scheduled to become variable at 3% above the six month treasury bill index. In September 1994, the indenture was amended to bear interest at a fixed rate of 8.625%. The monthly principal and interest payment is approximately $200,000. The amendment allows the Company to prepay up to $750,000 of principal each year without penalty. There is a formula redemption fee for prepayments in excess of $750,000 annually prior to April 1, 2002.

     The bonds are secured by substantially all unencumbered
assets.   Additionally, the bonds contain covenants which restrict
the unrelated capital expenditures to $1,000,000 per year on a cumulative basis over the life of the bonds. The indenture restricts additional debt, new leases, payment of patronage dividends, equity levels and the retirement of notes issued as partial payment of patronage dividends. The indenture requires the Company to maintain certain financial ratios over the life of the bonds. At July 28, 1995, and the date of this report, the Company was in substantial compliance with the bond covenants and restrictions.

     On March 17, 1987, the stockholders approved a plan which provided for the payment of patronage dividends, 50% in cash and 50% in 10 year 7.5% promissory notes. The deferred patronage dividends payable represent the portion of the patronage dividends that were paid in the form of ten year 7.5% promissory notes. Interest on the notes is paid quarterly. The notes are subordinate to secured creditors. During the year ended July 29, 1994, the Company redeemed the 1987 and 1988 deferred patronage dividends payable amounting to $985,205. During the year ended July 30, 1993, the Company redeemed the 1986 deferred patronage dividends payable amounting to $1,072,283. There was no gain or loss on the early redemptions.

     The aggregate maturities on the outstanding long-term debt at July 28, 1995 are as follows:

          Year Ending July

                1996               $   1,510,259
                1997                   1,343,240
                1998                   1,893,420
                1999                   2,000,475
                2000                   2,902,113
                Later years           10,537,128

                          Total     $ 20,186,635

NOTE 6 - EARNINGS PER COMMON SHARE AND COMMON SHARE EQUIVALENT

     Primary earnings per common share and common share equivalent were computed by dividing net income by the weighted average number of shares and share equivalents outstanding during the period. Fully paid stock subscriptions and stock subscriptions priced below the current redemption price are considered common stock equivalents for purposes of computing earnings per common share and common share equivalent. Proceeds from the assumed purchase of subscribed shares priced below the current redemption price were assumed to be used to purchase treasury stock at the current redemption price. The weighted average number of common shares and common share equivalents outstanding at July 28, 1995 was 75,598 shares (71,197 shares in fiscal 1994 and 66,935 shares in fiscal
1993). Fully diluted earnings per common share and common share equivalent are computed as above, except that the issue of common shares under subscription is assumed to take place at the beginning of the fiscal year when the result is dilutive.

NOTE 7 - PROFIT SHARING PLAN

     The Company has a profit sharing plan which covers substantially all employees. The amount of contributions, if any, are determined annually by the Board of Directors. The amount of contributions to the plan charged to expense for the year ended July 28, 1995 was $238,000 ($225,000 for the year ended July 29,
1994 and $125,000 for the year ended July 30, 1993). It is the policy of the Company to fund profit sharing cost accrued.

     The Company also has a 401(k) plan available to all full-time employees who have at least one year of service. The Plan allows electing participants to contribute up to 15% of their compensation to the Plan. The Company contributes 25% of the first 5% of elected contributions. The 401(k) plan year is a calendar year. Company contributions to the Plan for the years ended July 28, 1995 and July 29, 1994 amounted to approximately $50,000.

NOTE 8 - INCOME TAXES

     During the year ended July 30, 1993, the Company and its subsidiaries adopted Statement of Financial Accounting Standards Statement No. 109 - Accounting for Income Taxes (SFAS 109). The Company and its subsidiaries had previously used the liability method for computing deferred taxes. Under the liability method, the deferred tax liability is determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates which are expected to be in effect when these differences reverse. Adoption of SFAS 109 did not have a material effect on the financial statements and did not require restatement of the prior periods. Deferred tax expense is the result of changes in the deferred tax liability.

     A reconciliation of the statutory provision for income taxes to financial reporting is as follows:


                                               1995          1994        1993

Pre-tax income from domestic operations     $ 400,000     $ 400,000   $ 400,000

Statutory provision                         $ 136,000     $ 136,000   $ 136,000
Nondeductible expenses                         13,270         7,800       4,200
Adjustment of prior years' estimated
   liabilities                                  5,850          -           -
Benefit of fuel tax credit                    (34,293)     (26,122)     (21,949)
State income taxes net of Federal tax
   benefit                                     11,500        13,200       9,579
Other - net                                    13,980        14,057      (2,118)

      Provision for income taxes            $ 146,307     $ 144,935   $ 125,712


     The provision for income taxes is composed of the following:

                                              1995          1994        1993
     Current
        Federal                           $ (34,293)    $ 150,265   $  78,099
        State                                  -           17,570      10,495

           Total current                    (34,293)      167,835      88,594

     Deferred
        Federal                             162,800       (20,381)     33,100
        State                                17,800        (2,519)      4,018

           Total deferred                   180,600       (22,900)     37,118

           Provision for income taxes     $ 146,307     $ 144,935   $ 125,712


     Current and deferred tax assets and liabilities are comprised of the following at July 28, 1995 and July 29, 1994:

                                                       1995        1994

     Current deferred tax assets
        Unearned marketing promotions               $    -       $102,000
        Unrealized decline in asset
           values                                      13,700      38,300
        Deferred compensation accruals                 11,100      11,800

           Total current deferred tax assets           24,800     152,100
     Current deferred tax liabilities
        Tax over book depreciation                    (17,100)    (44,800)
        Other - net                                      -           (100)

           Total current deferred tax liabilities     (17,100)    (44,900)

           Net current deferred tax assets         $    7,700    $ 107,200

     Deferred tax assets
        Unearned marketing promotions              $      -      $  32,300
        Deferred compensation accruals                  53,900      62,700
        Unrealized decline in asset values                -          9,800
        Additional cost of inventories for
           tax purposes                                 82,700      87,800

           Total deferred tax assets                   136,600     192,600

     Deferred tax liabilities
        Tax over book depreciation                    (508,900)   (483,800)

           Net deferred tax liability                 (372,300)   (291,200)

           Net                                      $ (364,600)  $(184,000)


     The net deferred tax liability in the accompanying balance sheet includes the following amounts of deferred tax assets and liabilities:

                                              1995            1994

     Deferred tax asset - current         $    7,700      $ 107,200
     Deferred tax liability                 (372,300)      (291,200)

           Net deferred tax liability     $ (364,600)     $(184,000)


NOTE 9 - OPERATING LEASES

     The Company has leased several store locations and sub-leased the store locations to the store operators. The leases expire at various times through 2013 and most have renewal options for five to ten years. Several of the leases and sub-leases have contingent rentals based on store sales above certain levels.

     The following is a schedule by years of future minimum rental payments and minimum sub-lease rentals required under operating leases described above as of July 28, 1995:

                                           Minimum           Net
                          Minimum         Sub-lease        (Income)
     Year Ending July     Rentals          Rentals          Expense
          1996         $  2,360,966     $  2,392,830     $  (31,864)
          1997            2,279,876        2,307,686        (27,810)
          1998            2,189,277        2,212,557        (23,280)
          1999            2,038,600        2,126,166        (87,566)
          2000            1,845,351        1,937,619        (92,268)
     Remaining years     11,356,822       11,924,663       (567,841)

          Totals       $ 22,070,892     $ 22,901,521     $ (830,629)


     The following schedule shows the composition of net rental expense (income) for all operating leases except those with terms of a month or less that were not renewed.

                                    1995            1994           1993

     Minimum rentals            $ 2,258,777     $ 2,387,700     $2,044,319
     Less:  Sub-lease rentals     2,285,532       2,420,901      2,060,695

           Net rental expense
              (income)          $   (26,755)    $   (33,201)    $  (16,376)


NOTE 10 - FINANCIAL INSTRUMENTS

Concentrations of Credit Risk

     Financial instruments which potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable.

     The Company maintains cash and cash equivalents in various accounts with a financial institution located in Alabama. Accounts at the financial institution are insured by the Federal Deposit Insurance Corporation up to $100,000. At July 28, 1995, and July 29, 1994, the Company's uninsured cash balance totaled approximately $2,781,900 and $1,908,200, respectively. The Company performs periodic evaluations of the relative credit standing of this financial institution as a part of its overall cash investment strategy.

     Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities comprising the Company's customer base and the stockholder/customer relationship.

NOTE 11 - INFORMATION ABOUT SUBSIDIARY

     The Company owns 100% of the outstanding common stock of BLM
Enterprises, Inc.

     As more fully explained in the following paragraph, during the fiscal year ended July 30, 1993, the Company sold the operating assets of its retail subsidiary, BLM Enterprises, Inc. At July 30, 1993, BLM Enterprises, Inc. was inactive.

     On October 28, 1992, the Company entered into an agreement to sell the assets of its retail subsidiary, BLM Enterprises, Inc. The sale took place over a four month period ending February 1993. There was no significant gain or loss realized on the sale of the retail subsidiary's operating assets.

     The Subsidiary was inactive for the entire fiscal years ended July 28, 1995 and July 29, 1994. Included in the consolidated results of operations for the year ended July 30, 1993 are the following summarized results of operations for the parent and its operating subsidiary:


                                                      Intercompany
  1993                     Company         BLM        Eliminations    Consolidated
                                         (Amounts stated in thousands)

Net sales               $ 349,410     $   9,629     $  (6,012)         $ 353,027
Cost of sales             331,276         8,211        (6,012)           333,475

      Gross profit
         on sales          18,134         1,418          -                19,552
Other operating income      6,243            43          -                 6,286

      Gross profit         24,377         1,461          -                25,838
Selling, general and
   administrative
   expenses                18,883         2,405          -                21,288

      Operating income
         (loss) before
         income taxes,
         interest and
         patronage
         dividends          5,494          (944)         -                 4,550
Interest expense            2,103           -            -                 2,103
Patronage dividends         2,047           -            -                 2,047
Provision for income
   taxes                      126           -            -                   126

      Net income
         (loss)         $   1,218     $    (944)    $   -              $     274


NOTE 12 - CONSTRUCTION-IN-PROCESS

     The Board of Directors approved a plan of expansion in April 1994. Site work on the expansion began in September 1994 with approximately 130,000 square feet of additional dry grocery space completed during the fiscal year ended July 28, 1995 at a cost of approximately $6,335,000. An additional 80,000 square feet of new freezer space was under construction at year end with an accumulated cost of approximately $5,926,400. Approximately $307,000 of interest was capitalized in connection with the expansion.

                                PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number              Description
--------------              -----------
     2.1        Plan of Corporation Recapitalization*

     3.1        Restatement of Articles of Incorporation*

     3.2        Amendment to Certificate of Incorporation*

     3.3 Restatement of By-Laws with amendments as amended through September 30, 1992*

     4.1        Equalization and Stock Redemption Policy*

     4.2        Specimen Common Stock Certificate*

     4.3 Excerpt from Restatement of Articles of Incorporation Defining Stock Rights*

     4.4        Excerpts from Restatement of By-Laws Defining Stock Rights*

     5.1        Opinion of Counsel as to Legality of the Securities
                Being Registered*

    10.1        Stock Purchase and Distributors Agreement*

    10.2 Deferred Compensation Agreement by and between the Company and J. Terrell Wooten*

    10.3        Lease Agreement*

    10.4        Profit Sharing Plan for Employees of Company dated
                May 17, 1990*

    10.5 Statutory Warranty Deed dated December 30, 1985 whereby Registrant purchased 237 acres of land in Bessemer, Alabama for future warehouse site*

    10.6        Truck Lease and Service Agreement dated September 28, 1990*

    10.7        Bill of Sale dated March 2, 1986 whereby BLM Enterprises
                Inc., a wholly-owned subsidiary of the Registrant, sold the Fayetteville, Tennessee store to Piggly Wiggly of Fayetteville, Inc., a corporation principally owned by Merritt Robbins, a Director and Secretary/Treasurer of the Registrant*

    10.8 Warranty Deed dated May 14, 1986 whereby Registrant purchased approximately 15 acres of land in Bessemer, Alabama to be used as future warehouse site*

    10.9 Inducement Agreement executed by and between Registrant and The Industrial Development Board of the City of Bessemer concerning the financing of the new warehouse in Bessemer, Alabama*

   10.10 Renewal of and Amendment to Inducement Agreement executed by and between the Registrant and the Industrial Development Board of the City of Bessemer*

   10.11 Letter of agreement by and between Registrant and Brice Building Company, Inc. concerning the site preparation work for the new warehouse*

   10.12 Lease by and between Registrant and Bruno's, Inc. concerning the leasing of additional warehouse space adjacent to present warehouse site*

   10.13 Guaranty Agreement from Piggly Wiggly Alabama Distributing Co., Inc. to Central Bank of the South, as Trustee, guaranteeing the payment of Industrial Development Revenue Bonds issued by the City of Bessemer, Bessemer, Alabama, in the financing of the new distribution center*

   10.14 Warranty Deed whereby Piggly Wiggly Alabama Distributing Co., Inc. conveyed approximately 35 acres of real estate situated in the City of Bessemer, Alabama to the Industrial Development Board of the City of Bessemer to facilitate the financing of the new Distribution Center*

   10.15 Lease Agreement executed by and between the Industrial Development Board of the City of Bessemer as lessor and Piggly Wiggly Alabama Distributing Co., Inc. as lessee whereby the new Distribution Center is being leased by the Registrant*

   10.16 Construction Contract by and between Industrial Development Board and the City of Bessemer as owner and Brice Building Co., Inc. as contractor guaranteed by Piggly Wiggly Alabama Distributing Co., Inc. for the construction of the new Distribution Center in Bessemer, Alabama*

   10.17 Mortgage, Security Agreement and Assignment of Rents and Leases (First) whereby Piggly Wiggly Alabama Distributing Co., Inc. has executed a first mortgage to Central Bank of the South on approximately 220 undeveloped acres of real estate owned by the Registrant in Bessemer, Alabama as additional security for the payment of the $20,000,000 bond issue*

   10.18 Mortgage, Security Agreement and Assignment of Rents and Leases (Second) executed by Piggly Wiggly Alabama
                Distributing Co., Inc. in favor of Central Bank of the South granting a second mortgage on the existing perishable warehouse owned by the Registrant as additional security for the repayment of the $20,000,000 bond issue*

   10.19 Security Agreement executed by Piggly Wiggly Alabama Distributing Co., Inc. in favor of Central Bank of the South as additional security for payment of the $20,000,000 bond issue*

   10.20        Amendment No. 1 to Deferred Compensation Agreement for
                J. Terrell Wooten*

   10.21        401(k) Plan dated December 20, 1990*

   10.22 Agreement and Assignment by and between Piggly Wiggly Alabama Distributing Co., Inc., R & D Foods, Inc., Piggly Wiggly of Atlanta, Inc., et al., dated effective as of November 25, 1989*

   10.23 Purchase and Sale Agreement by and between BLM Enterprises, Inc. (a wholly-owned subsidiary of the Registrant) and Holder Enterprises, Inc. dated April 20, 1990.*

   10.24        Amendment No. 1 to Guaranty Agreement from Piggly Wiggly
                Alabama Distributing Co., Inc. to Central Bank of the South, as Trustee, guaranteeing the payment of Industrial Development Revenue Bonds issued to the City of Bessemer, Bessemer, Alabama, in the amount of $20,000,000 which will be used to construct a new Distribution Center*

   10.25        Amended and Restated Deferred Compensation Agreement for
                J. Terrell Wooten*

   10.26        A copy of Profit Sharing Plan of Registrant dated
                September 9, 1993*

   10.27 A copy of Purchase and Sale Agreement dated October 28, 1992 executed by Registrant and its solely owned subsidiary, BLM Enterprises, Inc. concerning the sale of certain Atlanta, Georgia retail grocery stores*

   10.28 A copy of Revolving Credit and Security Agreement, dated January 13, 1995, whereby the Registrant has obtained a $10 million line of credit from Compass Bank in regard to construction of an addition to existing Warehouse facilities*

   10.29 A copy of a $10 million Master Revolving Promissory Note, dated January 13, 1995, executed by Registrant to Compass Bank, the proceeds of which will be used in regard to constructing and furnishing an addition to existing Warehouse*

   10.30 A copy of Architect Agreement executed on behalf of Registrant and Holmes & Holmes, Architect, dated June 16, 1994, concerning new addition to Warehouse facilities*

   10.31 First Supplemental Guaranty Agreement from Registrant to Compass Bank, dated September 1, 1994, amending existing $20 million Guaranty of Registrant to Compass Bank*

   10.32 A copy of Amendment to The Industrial Development Board of the City of Bessemer Industrial Development Revenue Bond (Piggly Wiggly Alabama Distributing Co., Inc. Project (Series 1987)), dated September 30, 1994*

   10.33 A copy of First Supplemental Mortgage and Indenture of Trust between The Industrial Development Board of the City of Bessemer and Compass Bank, dated September 1, 1994, in regard to initial $20 million Bond financing of Bessemer Warehouse Project*

   10.34 A copy of First Amendment to the Piggly Wiggly Alabama Distributing Co., Inc. Profit Sharing Plan and Trust, dated September 29, 1994*

   10.35 A copy of First Amendment to the Piggly Wiggly Alabama Distributing Co., Inc. Employee Benefit Plan and Trust, dated September 29, 1994*

   10.36 A copy of Commercial Sales Contract whereby Registrant sold its vacant Perishable Warehouse located at 601 Republic Circle, Birmingham, Alabama for $750,000*

   10.37 A copy of Amendment Number Two to the Piggly Wiggly Alabama Distributing Co., Inc. Amended and Restated Profit Sharing Plan and Trust**

    11.1       Computation of Earnings Per Share**

    23.1       Consent of Spain & Gillon*

    23.2       Consent of Dent, Baker & Company**

    24.1 Power of Attorney executed by each member of the Board of Directors authorizing D. T. Stewart, President and Chief Executive Officer, to execute Registration
               Statement**

                        FINANCIAL STATEMENT SCHEDULES

Schedule V      Property and Equipment
Schedule VI     Accumulated Depreciation
Schedule IX     Short Term Borrowings


 *Previously filed
**Filed herewith

                             SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bessemer, State of Alabama, on January 17, 1996.

                             PIGGLY WIGGLY ALABAMA DISTRIBUTING CO., INC.
                             By: /s/ D. T. Stewart
                                     D. T. Stewart
                                     President and Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1933, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                             Title                        Date

/s/ Julian Gordon by: D. T. Stewart        Chairman of the Board           January 17, 1996
    Julian Gordon*

/s/ D. T. Stewart                          President and Chief             January 17, 1996
    D. T. Stewart                          Executive Officer

/s/ Bobby L. Martin                        Vice President of               January 17, 1996
    Bobby L. Martin                        Finance and Controller

/s/ James Salmon by: D. T. Stewart         Vice Chairman of the            January 17, 1996
    James Salmon*                          Board and Director

/s/ Homer Vinson by: D. T. Stewart         Secretary, Treasurer            January 17, 1996
    Homer Vinson*                          and Director

/s/ Mary Hardin by: D. T. Stewart          Director                        January 17, 1996
    Mary Hardin*

/s/ Louis Day by: D. T. Stewart            Director                        January 17, 1996
    Louis Day*

/s/ J. T. Milligan by: D. T. Stewart       Director                        January 17, 1996
    J. T. Milligan*

/s/ Billy Huff by: D. T. Stewart           Director                        January 17, 1996
    Billy Huff*

/s/ Stanley Virciglio by: D. T. Stewart    Director                        January 17, 1996
    Stanley Virciglio*

/s/ Syrol McLain by: D. T. Stewart         Director                        January 17, 1996
    Syrol McLain*


*Executed by D. T. Stewart pursuant to Power of Attorney filed as Exhibit 24.1 to this Post-Effective Amendment No. 1.



                     CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in this Annual Report (Form 10-K) of Piggly Wiggly Alabama Distributing Co., Inc. of our report dated September 29, 1995, included in the 1995 Annual Report to Shareholders of Piggly Wiggly Alabama Distributing Co., Inc.

     Our audit also included the financial statement schedules of Piggly Wiggly Alabama Distributing Co., Inc. listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

     We also consent to the incorporation by reference in the Post-Effective Amendment No. 1 (Form S-1 No. 33-58357) pertaining to Piggly Wiggly Alabama Distributing Co., Inc., with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedules included in the Annual Report (Form 10-K) of Piggly Wiggly Alabama Distributing Co., Inc.

                                              DENT, BAKER & COMPANY

Birmingham, Alabama
October 26, 1995


                                  SCHEDULE V

                  PIGGLY WIGGLY ALABAMA DISTRIBUTING CO., INC.
                               AND SUBSIDIARIES

                            Property and Equipment
                                                                  Other
                      Balance at                                 Changes       Balance
                      Beginning      Additions                    (Add)        at End
Classification        of Period       at Cost      Retirements   (Deduct)     of Period
--------------       ----------      ---------     -----------   --------     ----------
At July 30, 1993
  Land               $   365,882     $    --        $    --      $    --      $   365,882
  Buildings and
    improvements      17,772,680          --            34,222        --       17,738,458
  Equipment           12,300,753        745,698      2,996,427        --       10,050,024
                     -----------     ----------     ----------   ----------   -----------
      Totals         $30,439,315     $  745,698     $3,030,649   $    --      $28,154,364
                     -----------     ----------     ----------   ----------   -----------
                     -----------     ----------     ----------   ----------   -----------

At July 29, 1994
  Land               $   365,882     $    --        $  123,813   $    --      $   242,069
  Buildings and
    improvements      17,738,458          5,030      1,618,365        --       16,125,123
  Equipment           10,050,024        732,058        421,675        --       10,360,407
                     -----------     ----------     ----------   ----------   -----------
      Totals         $28,154,364     $  737,088     $2,163,853   $    --      $26,727,599
                     -----------     ----------     ----------   ----------   -----------
                     -----------     ----------     ----------   ----------   -----------

At July 28, 1995
  Land               $   242,069     $    --        $    --      $    --      $   242,069
  Buildings and
    improvements      16,125,123      4,418,288          --           --       20,543,411
  Equipment           10,360,407      2,444,002         92,808        --       12,711,602
                     -----------     ----------     ----------   ----------   -----------
      Totals         $26,727,599     $6,862,290     $   92,808   $    --      $33,497,082
                     -----------     ----------     ----------   ----------   -----------
                     -----------     ----------     ----------   ----------   -----------


     For the year ended July 28, 1995, the buildings and improvement additions consist of $3,752,000 for the dry grocery area, $541,000 for the pallet area and $126,000 for additional office space. The equipment additions for the year ended include approximately $500,000 of normal replacements and additions and approximately $1,944,000 of nonrecurring equipment purchases.

     The additions for the year ended July 29, 1994 include approximately $400,000 of normal replacements and approximately $337,000 of nonrecurring equipment purchases. The retirements for the year ended July 29, 1994 include the sale of a perishable foods warehouse and real estate with an original cost of approximately $1,618,000 and $123,800, respectively.

     The additions for the year ended July 30, 1993 include approximately $400,000 of normal replacements and approximately $345,000 of nonrecurring equipment purchases. The retirements for the year ended July 30, 1993 include a retirement of fully depreciated equipment no longer used in the wholesale trade with an original cost of approximately $1,475,000 and the sale of the retail operating assets with an original cost of approximately $1,412,000.

     A summary of property and equipment and accumulated depreciation at July 28, 1995 and July 29, 1994 is as follows:



                                                    1995
                             -----------------------------------------------
                                                Accumulated
                                  Cost          Depreciation        Net
                              -----------       ------------    ------------
Land                          $   242,069        $    --         $   242,069
Buildings and improvements     20,543,411          3,374,856      17,168,555
Equipment                      12,711,602          7,079,069       5,632,533
                              -----------        -----------     -----------
    Totals                    $33,497,082        $10,453,925     $23,043,157
                              -----------        -----------     -----------
                              -----------        -----------     -----------

                                                   1994
                              ---------------------------------------------
                                                Accumulated
                                 Cost           Depreciation        Net
                              -----------       ------------    -----------
Land                          $   242,069        $   --         $   242,069
Buildings and improvements     16,125,123         2,883,751      13,241,372
Equipment                      10,360,407         6,133,161       4,227,246
                              -----------        ----------     -----------
    Totals                    $26,727,599        $9,016,912     $17,710,687
                              -----------        ----------     -----------
                              -----------        ----------     -----------


                                                    1993
                              ---------------------------------------------
                                                Accumulated
                                  Cost          Depreciation        Net
                              -----------       ------------    -----------
Land                          $   365,882        $   --         $   365,882
Buildings and improvements     17,738,458         3,583,588      14,154,870
Equipment                      10,050,024         5,582,578       4,467,446
                              -----------        ----------     -----------
    Totals                    $28,154,364        $9,166,166     $18,988,198
                              -----------        ----------     -----------
                              -----------        ----------     -----------

     Depreciation on buildings and improvements is determined under the straight-line method over the estimated useful life of the buildings and improvements. Substantially all other assets are depreciated under accelerated and straight-line methods over the estimated useful lives of the assets.

     Estimated useful lives of the assets are as follows:

     Buildings and improvements             25-35 years
     Machinery and equipment                 5-10 years
     Automobiles                              3-5 years

                                      Capital Lease Property
                                                                        Other
                           Balance at                                  Changes       Balance
                           Beginning       Additions                    (Add)        at End
     Description           of Period        at Cost     Retirements    (Deduct)     of Period
     -----------           ----------      ---------    -----------    --------    ----------
At July 30, 1993
  Leased property under
    capital leases         $2,626,932      $   --        $   --        $   --      $2,626,932
                           ----------      ---------     ----------    --------    ----------
                           ----------      ---------     ----------    --------    ----------

At July 29, 1994
  Leased property under
    capital leases         $2,626,932      $  702,416     $ 424,832     $   --     $2,904,516
                           ----------      ----------     ---------     -------    ----------
                           ----------      ----------     ---------     -------    ----------
At July 28, 1995
  Leased property under
    capital leases         $2,904,516      $2,607,880    $2,202,100     $   --     $3,310,296
                           ----------      ----------    ----------     -------    ----------
                           ----------      ----------    ----------     -------    ----------


     Leased property under capital leases, consists of tractors used for the delivery of merchandise, which are leased generally for a five year term. The acquisitions during the year ended July 28, 1995 were the result of entering into a new capital lease for 41 tractors during the year. The retirements result from the expiration of the lease term of 38 tractors.

     Assets carried on the balance sheets under the heading of leased property under capital leases at July 28, 1995 and July 29, 1994 are summarized as follows:

Class of Property                     1995          1994
-----------------                 ----------     ----------
Delivery vehicles                 $3,310,296     $2,904,516
Less: amortization                   504,185      1,793,634
                                  ----------     ----------
  Net leased property
  under capital leases            $2,860,111     $1,110,882
                                  ----------     ----------
                                  ----------     ----------

     Amortization charged to expense for each of the three fiscal years included in the period ended July 29, 1994 is as follows:

                                     1995          1994        1993
                                   --------      --------    --------
  Total amortization               $619,033      $564,368    $525,384
                                   --------      --------    --------
                                   --------      --------    --------


                                           SCHEDULE VI

                          PIGGLY WIGGLY ALABAMA DISTRIBUTING CO., INC.
                                          AND SUBSIDIARIES

                                      Accumulated Depreciation

                                     Additions
                     Balance at      Charged to                      Other          Balance
                     Beginning       Costs and                       Changes         at End
   Description       of Period       Expenses       Retirements    Add (Deduct)     of Period
   -----------       ----------      -----------    -----------    ------------    ----------
At July 30, 1993
  Buildings and
    improvements     $3,093,793      $  526,031      $   36,236      $   --        $ 3,583,588
  Equipment           6,714,117         940,210       2,071,749          --          5,582,578
                     ----------      ----------      ----------      ----------    -----------
    Totals           $9,807,910      $1,466,241      $2,107,985      $   --        $ 9,166,166
                     ----------      ----------      ----------      ----------    -----------
                     ----------      ----------      ----------      ----------    -----------

At July 29, 1994
  Buildings and
    improvements     $3,583,588      $  502,253      $1,202,090      $   --        $ 2,883,751
  Equipment           5,582,578         937,027         386,444          --          6,133,161
                     ----------      ----------      ----------      ----------    -----------
    Totals           $9,166,166      $1,439,280      $1,588,534      $   --        $ 9,016,912
                     ----------      ----------      ----------      ----------    -----------
                     ----------      ----------      ----------      ----------    -----------

At July 28, 1995
  Buildings and
    improvements     $2,883,751      $  491,105      $   --          $   --        $ 3,374,856
  Equipment           6,133,161       1,021,526          75,618          --          7,079,069
                     ----------      ----------      ----------      ----------    -----------
    Totals           $9,016,161      $1,512,631      $   75,618      $   --        $10,453,025
                     ----------      ----------      ----------      ----------    -----------
                     ----------      ----------      ----------      ----------    -----------


                          Accumulated Amortization -- Capital Lease Property

Leased property under
  capital leases - tractors

At July 30, 1993
  Accumulated
  amortization       $1,076,493      $  525,384       $   --         $   --        $1,601,877
                     ----------      ----------       ---------      ----------    ----------
                     ----------      ----------       ---------      ----------    ----------

At July 29, 1994
  Accumulated
  amortization       $1,601,877      $  564,368       $  372,611     $   --        $1,793,634
                     ----------      ----------       ----------     ----------    ----------
                     ----------      ----------       ----------     ----------    ----------

At July 28, 1995
  Accumulated
  amortization       $1,793,634      $  619,033       $1,908,482     $   --        $  504,185
                     ----------      ----------       ----------     ----------    ----------
                     ----------      ----------       ----------     ----------    ----------




                                          SCHEDULE IX

                          PIGGLY WIGGLY ALABAMA DISTRIBUTING CO., INC.
                                         AND SUBSIDIARIES

                                       Short-Term Borrowings

Years ended July 28, 1995, July 29, 1994 and July 30, 1993


                                                      Maximum       Average         Weighted
                                                       Amount        Amount          Average
                       Balance at      Weighted      Outstanding   Outstanding    Interest Rate
                         End of        Average        During the   During the       During the
     Category            Period     Interest Rate       Period       Period           Period
     ____          _____   ______     _____     _____      ______
At July 30, 1993
  Debentures payable    $  100,000     5.40% (a)     $  100,000 (a)  $  100,000 (a)     5.40% (a)

  Bank line of credit   $    --        --  % (a)     $    --    (a)  $    --    (a)     6.00% (a)

At July 29, 1994
  Debentures payable    $  100,000     6.50% (a)     $  100,000 (a)  $  100,000 (a)     5.75% (a)

  Bank line of credit   $    --        --  % (a)     $    --    (a)  $    --    (a)     7.75% (a)

At July 28, 1995
  Debentures payable    $3,115,427     7.00% (a)     $3,115,427 (a)  $3,607,714 (a)     6.80% (a)
  Bank line of credit   $    --        --  % (a)     $    --    (a)  $    --    (a)      -- % (a)



(a)  Computed on a month end basis


     The debentures payable represent short-term loans to the Company by operators. The debentures bear interest at approximately 80% of the bank prime rate. The debentures are payable on demand; however, there is a partial interest forfeiture for debentures presented for payment within six months of issue. The interest rate on the debentures at July 28, 1995 was approximately 7.0%.

     The notes payable - bank line of credit represent draws against the Company's $10,000,000 line of credit. The line bears interest at the bank's prime rate, or an alternative rate consisting of London Interbank Offering Rate (Libor) plus 1 3/4%. The Company may from time to time elect the Libor Rate for any portion (multiple of $500,000) or all of the principal balance. The line and any other debts to the Company's lead bank are cross-collateralized with the Industrial Revenue Bonds and are secured by substantially all assets of the Company. The bank prime rate and Libor Rate at July 28, 1995 were 8.75% and 5.88% respectively. There were no outstanding draws against this line of credit at July 28, 1995.



                            INDEX TO EXHIBITS


Exhibit Number           Description                                Page
--------------           -----------                                ----
     2.1      Plan of Corporation Recapitalization*

     3.1      Restatement of Articles of Incorporation*

     3.2      Amendment to Certificate of Incorporation*

     3.3 Restatement of By-Laws with amendments as amended through September 30, 1992*

     4.1      Equalization and Stock Redemption Policy*

     4.2      Specimen Common Stock Certificate*
     4.3      Excerpt from Restatement of Articles of Incorporation
              Defining Stock Rights*

     4.4      Excerpts from Restatement of By-Laws Defining Stock Rights*

     5.1      Opinion of Counsel as to Legality of the Securities
              Being Registered*

    10.1      Stock Purchase and Distributors Agreement*

    10.2 Deferred Compensation Agreement by and between the Company and J. Terrell Wooten*

    10.3      Lease Agreement*

    10.4 Profit Sharing Plan for Employees of Company dated May 17, 1990*

    10.5 Statutory Warranty Deed dated December 30, 1985 whereby Registrant purchased 237 acres of land in Bessemer, Alabama for future warehouse site*

    10.6      Truck Lease and Service Agreement dated September 28, 1990*

    10.7      Bill of Sale dated March 2, 1986 whereby BLM Enterprises
              Inc., a wholly-owned subsidiary of the Registrant, sold the Fayetteville, Tennessee store to Piggly Wiggly of Fayetteville,
              Inc., a corporation principally owned by Merritt Robbins, a Director and Secretary/Treasurer of the Registrant*

    10.8 Warranty Deed dated May 14, 1986 whereby Registrant purchased approximately 15 acres of land in Bessemer, Alabama to be used as future warehouse site*

    10.9 Inducement Agreement executed by and between Registrant and The Industrial Development Board of the City of
              Bessemer concerning the financing of the new warehouse in Bessemer, Alabama*

    10.10 Renewal of and Amendment to Inducement Agreement executed by and between the Registrant and the Industrial
              Development Board of the City of Bessemer*

    10.11     Letter of agreement by and between Registrant and Brice
              Building Company, Inc. concerning the site preparation work for the new warehouse*

    10.12 Lease by and between Registrant and Bruno's, Inc. concerning the leasing of additional warehouse space adjacent to present warehouse site*

    10.13     Guaranty Agreement from Piggly Wiggly Alabama Distributing
              Co., Inc. to Central Bank of the South, as Trustee, guaranteeing the payment of Industrial Development Revenue
              Bonds issued by the City of Bessemer, Bessemer, Alabama, in the financing of the new distribution center*

    10.14     Warranty Deed whereby Piggly Wiggly Alabama Distributing
              Co., Inc. conveyed approximately 35 acres of real estate situated in the City of Bessemer, Alabama to the Industrial
              Development Board of the City of Bessemer to facilitate the financing of the new Distribution Center*

    10.15     Lease Agreement executed by and between the Industrial
              Development Board of the City of Bessemer as lessor and Piggly Wiggly Alabama Distributing Co., Inc. as lessee whereby the new Distribution Center is being leased by the Registrant*

    10.16     Construction Contract by and between Industrial Development
              Board and the City of Bessemer as owner and Brice Building
              Co., Inc. as contractor guaranteed by Piggly Wiggly Alabama
              Distributing Co., Inc. for the construction of the new
              Distribution Center in Bessemer, Alabama*

    10.17     Mortgage, Security Agreement and Assignment of Rents and
              Leases (First)  whereby Piggly Wiggly Alabama Distributing
              Co., Inc. has executed a first mortgage to Central Bank of the South on approximately 220 undeveloped acres of real estate owned by the Registrant in Bessemer, Alabama as additional security for the payment of the $20,000,000 bond issue*

    10.18     Mortgage, Security Agreement and Assignment of Rents and
              Leases (Second) executed by Piggly Wiggly Alabama
              Distributing Co., Inc. in favor of Central Bank of the South granting a second mortgage on the existing perishable warehouse owned by the Registrant as additional security for the repayment of the $20,000,000 bond issue*

    10.19     Security Agreement executed by Piggly Wiggly Alabama
              Distributing Co., Inc. in favor of Central Bank of the South as additional security for payment of the $20,000,000 bond issue*

    10.20 Amendment No. 1 to Deferred Compensation Agreement for J. Terrell Wooten*

    10.21     401(k) Plan dated December 20, 1990*

    10.22     Agreement and Assignment by and between Piggly Wiggly
              Alabama Distributing Co., Inc., R & D Foods, Inc.,
              Piggly Wiggly of Atlanta, Inc., et al., dated effective as of November 25, 1989*

    10.23     Purchase and Sale Agreement by and between BLM
              Enterprises, Inc. (a wholly-owned subsidiary of the Registrant) and Holder Enterprises, Inc. dated April 20, 1990.*

    10.24     Amendment No. 1 to Guaranty Agreement from Piggly Wiggly
              Alabama Distributing Co., Inc. to Central Bank of the South, as Trustee, guaranteeing the payment of Industrial Development
              Revenue Bonds issued to the City of Bessemer, Bessemer, Alabama, in the amount of $20,000,000 which will be used to construct a new Distribution Center*

    10.25     Amended and Restated Deferred Compensation Agreement for
              J. Terrell Wooten*

    10.26     A copy of Profit Sharing Plan Registrant dated
              September 9, 1993*

    10.27 A copy of Purchase and Sale Agreement dated October 28, 1992 executed by Registrant and its solely owned subsidiary, BLM
              Enterprises, Inc. concerning the sale of certain Atlanta, Georgia retail grocery stores*

    10.28     A copy of Revolving Credit and Security Agreement, dated
              January 13, 1995, whereby the Registrant has obtained a $10 million line of credit from Compass Bank in regard to construction of an addition to existing Warehouse facilities*

    10.29     A copy of a $10 million Master Revolving Promissory Note, dated
              January 13, 1995, executed by Registrant to Compass Bank, the proceeds of which will be used in regard to constructing and furnishing an addition to existing Warehouse*

    10.30 A copy of Architect Agreement executed on behalf of Registrant and Holmes & Holmes, Architect, dated June 16, 1994, concerning new addition to Warehouse facilities*

    10.31     First Supplemental Guaranty Agreement from Registrant to
              Compass Bank, dated September 1, 1994, amending existing
              $20 million Guaranty of Registrant to Compass Bank*

    10.32     A copy of Amendment to The Industrial Development Board of the
              City of Bessemer Industrial Development Revenue Bond (Piggly
              Wiggly Alabama Distributing Co., Inc. Project (Series 1987)), dated September 30, 1994*

    10.33 A copy of First Supplemental Mortgage and Indenture of Trust between The Industrial Development Board of the City of Bessemer and Compass Bank, dated September 1, 1994, in regard to initial
              $20 million Bond financing of Bessemer Warehouse Project*

    10.34     A copy of First Amendment to the Piggly Wiggly Alabama
              Distributing Co., Inc. Profit Sharing Plan and Trust, dated
              September 29, 1994*

    10.35     A copy of First Amendment to the Piggly Wiggly Alabama
              Distributing Co., Inc. Employee Benefit Plan and Trust, dated
              September 29, 1994*

    10.36 A copy of Commercial Sales Contract whereby Registrant sold its vacant Perishable Warehouse located at 601 Republic Circle,
              Birmingham, Alabama for $750,000*

    10.37     A copy of Amendment Number Two to the Piggly Wiggly Alabama
              Distributing Co., Inc. Amended and Restated Profit Sharing
              Plan and Trust**

    11.1      Computation of Earnings Per Share**

    23.1      Consent of Spain & Gillon*

    23.2      Consent of Dent, Baker & Company**

    24.1 Power of Attorney executed by each member of the Board of Directors authorizing D. T. Stewart, President and
              Chief Executive Officer, to execute Registration
              Statement**


 *Previously filed
**Filed herewith


                          EXHIBIT 10-37

STATE OF ALABAMA    )
JEFFERSON COUNTY    )

                   AMENDMENT NUMBER TWO TO THE
          PIGGLY WIGGLY ALABAMA DISTRIBUTING CO., INC.
            AMENDED AND RESTATED PROFIT SHARING PLAN
                       AND TRUST AGREEMENT

     WHEREAS, Piggly Wiggly Alabama Distributing Co., Inc.
heretofore adopted a Profit Sharing Plan effective as of December
31, 1976; and

     WHEREAS, Piggly Wiggly Alabama Distributing Co., Inc. amended and restated such Plan effective as of August 1, 1988; and

     WHEREAS, it is necessary to further amend said Plan to comply with the Internal Revenue Code.

     NOW, THEREFORE, Piggly Wiggly Alabama Distributing Co., Inc.
hereby amends and restates the Plan as follows:

     I.  Annual Compensation Limit.   In addition to other
applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, for the Plan Years beginning on or after January 1, 1994, the annual compensation of each Employee taken into account under the Plan shall not exceed the Omnibus Budget and Reconciliation Act of 1993 (OBRA 93) annual compensation limit. The OBRA 93 annual compensation limit is $150,000 as adjusted by the Commissioner for increases in the cost of living in accordance with Section 401(a)(17)(B) of the Internal Revenue Code ("Code"). Cost of living adjustments in affect for a calendar year applies to any period not exceeding 12 months, over which compensation is determined ("Determination Period") beginning in such calendar year. If a Determination Period consists of fewer than 12 months, the OBRA 93 annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the Determination Period and the denominator of which is 12.

     For Plan Years beginning on or after January 1, 1994, any reference in this Plan to the limitation under Section 401(a)(17) of the Code shall mean the OBRA 93 annual compensation limit set forth in this provision.

     If compensation for any prior Determination Period is taken into account in determining Employee benefits accruing in the current Plan Year, the compensation for that prior Determination Period is subject to the OBRA 93 annual compensation limit in affect for that prior Determination Period. For this purpose, Determination Periods beginning before the first day of the first Plan Year beginning on or after January 1, 1994, the OBRA 93 annual compensation limit is $150,000.

     II.  Amendment of Compensation Limitations.

          A. Section 1.8 shall be deleted in its entirety and the following Section 1.8 shall be added to the Plan:

              "Compensation" with respect to any Participant means total compensation paid by the Employer for a Plan Year. Amounts contributed by the Employer under the within Plan and any nontaxable fringe benefits provided by the Employer shall not be considered as Compensation.

               For Participant's initial year of participation, Compensation shall be recognized for the entire Plan
          Year.

               Compensation in excess of $150,000 shall be disregarded. Such amount shall be adjusted at the same time and in such manner as permitted under Code Section 415(d). In applying this limitation, the family group of a highly-compensated Participant who is subject to the family member aggregation rules of Code Section 414(q)(6) because such Participant is either a "5% owner" of the Employer or one of the ten (10) highly-compensated Employees paid the greatest "415 Compensation" during the year, shall be treated as a single Participant, except that for this purpose family members shall include only the affected Participant spouse and any lineal descendants who have not attained age nineteen (19) before the close of the year.

               For Plan Years beginning prior to January 1, 1989, the applicable 401(a)(17) limitation on Compensation (without regard to family members aggregation) shall apply only for top-heavy Plan Years and shall not be adjusted.

          B. Section 4.3(h) is deleted in its entirety and the following section is added to the Plan:

              (h)  For the purpose of this section, "415
          Compensation" shall be limited to $150,000 (unless adjusted in such manner as permitted under Code Section 415(d)). However, for Plan Years beginning prior to January 1, 1989, the applicable Compensation Limit set forth in 401(a)(17) shall apply only for top-heavy Plan Years and shall not be adjusted.

          C. The last sentence of Section 4.4(d) shall be deleted and the following sentence shall be added:

               For "Limitation Years" beginning after December 31, 1988, "415 Compensation" shall be limited to the applicable "Compensation Limit" as defined in Section
          401(a)(17) (unless adjusted in the same manner as permitted under Code Section 415(d).

          D. Section 6.11(a)(ii) is deleted in its entirety and the following section is added to the Plan:

              (ii) An "Eligible Retirement Plan" is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in
          Section 408(b) of the Code, an annuity plan described in
          Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code.

                             PIGGLY WIGGLY ALABAMA DISTRIBUTING CO., INC.

                             By  /s/ D. T. Stewart
                                     D. T. Stewart
                                     Its President


ATTEST:
/s/ Homer Vinson
    Homer Vinson
    Its Secretary


                             COMPASS BANK, Trustee

                             By /s/ Linda Trucks
                                    Linda Trucks
                                    Its Vice President & Trust Officer

ATTEST:
/s/ Norma Rice
    Norma Rice
    Its Trust Officer
    Vice President & Trust Officer


                                        EXHIBIT 11

                            Computation of Earnings Per Share

                     PIGGLY WIGGLY ALABAMA DISTRIBUTING CO., INC.
                                    AND SUBSIDIARIES

                             1995       1994      1993       1992     1991

Common shares outstanding
  at end of period          73,236     68,999     65,510     63,954     62,568

Effect of using weighted
  average number of
  common shares
  outstanding                 (963)      (574)      (206)       483        734

Effect of common share
  equivalents - treasury
  stock method               3,456      2,772      1,631      1,141      1,760
                           -------    -------    -------    -------    -------
Shares used in computing
  primary earnings
  per share                 75,729     71,197     66,935     65,578     65,062
                           -------    -------    -------    -------    -------
                           -------    -------    -------    -------    -------

Shares used in computing
  fully diluted earnings
  per share                 75,729     71,197     66,935     65,578     65,062
                          --------   --------   --------   --------   --------
    Net income            $253,693   $255,065   $274,288   $276,020   $264,172
                          --------   --------   --------   --------   --------
                          --------   --------   --------   --------   --------
Primary earnings per
  common share and
  common share equivalent $   3.35   $   3.58   $   4.10   $   4.21   $   4.06
                          --------   --------   --------   --------   --------
                          --------   --------   --------   --------   --------

Fully diluted earnings
  per common share and
  common share equivalent $   3.35   $   3.58   $   4.10   $   4.21   $   4.06
                          --------   --------   --------   --------   --------
                          --------   --------   --------   --------   --------

                                    EXHIBIT 23.2

                          CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in Post-Effective Amendment No. 8 of Registration Statement No. 33-19645 of Piggly Wiggly Alabama Distributing Co., Inc. of our report dated September 29, 1995, included in the 1994 Annual Report to the Shareholders of Piggly Wiggly Alabama Distributing Co., Inc.

     Our audit also included the financial statement schedules of Piggly Wiggly Alabama Distributing Co., Inc. listed in the accompanying index to the financial statements. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                           DENT, BAKER & COMPANY

Birmingham, Alabama
October 6, 1994


                                EXHIBIT 24.1

                             POWER OF ATTORNEY

STATE OF ALABAMA      )
JEFFERSON COUNTY      )

                            POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that I, JULIAN GORDON, as a Director of Piggly Wiggly Alabama Distributing Co., Inc., do hereby constitute and appoint D. T. Stewart as my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for me and in my name, place and stead, in any and all capacities, to sign an Amendment Number One to Form S-1 Registration Statement (Registration No. 33-58357) to be filed on behalf of Piggly Wiggly Alabama Distributing Co., Inc. with the Securities and Exchange Commission and the State Securities Commissioner of Alabama, Georgia, Tennessee, Mississippi and North Carolina and to sign any or all amendments to the Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and the Securities Commissions of said States, and I grant unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
     This Power of Attorney shall not be affected by disability, incompetency, or incapacity of myself.
     IN WITNESS WHEREOF, I have hereunto set my hand and seal on this the 29th day of November, 1995.

                                        Julian Gordon

STATE OF MISSISSIPPI     )
LEAKE COUNTY             )

     I, Brenda Moore, a Notary Public in and for said County and State, hereby certify that JULIAN GORDON, whose name is signed to the foregoing Power of Attorney, and who is known to me, acknowledged before me on this day that, being informed of the contents of the Power of Attorney, he executed the same voluntarily on the day the same bears date
     Given under my hand and official seal, this the 29th day of November, 1995.

                                        Brenda Moore
                                        NOTARY PUBLIC
                                        My Commission Expires: Feb. 27, 1998.
STATE OF ALABAMA      )
JEFFERSON COUNTY      )

                            POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that I, JAMES SALMON, as a Director of Piggly Wiggly Alabama Distributing Co., Inc., do hereby constitute and appoint Julian Gordon and D. T. Stewart, and each of them, as my true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for me and in my name, place and stead, in any and all capacities, to sign an Amendment Number One to Form S-1 Registration Statement (Registration No. 33-58357) to be filed on behalf of Piggly Wiggly Alabama Distributing Co., Inc. with the Securities and Exchange Commission and the State Securities Commissioner of Alabama, Georgia, Tennessee, Mississippi and North Carolina and to sign any or all amendments to the Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and the Securities Commissions of said States, and I grant unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
     This Power of Attorney shall not be affected by disability, incompetency, or incapacity of myself.
     IN WITNESS WHEREOF, I have hereunto set my hand and seal on this the 27 day of November, 1995.

                                   James Salmon

STATE OF GA          )
FLOYD COUNTY         )

     I, Brenda Adams, a Notary Public in and for said County and State, hereby certify that JAMES SALMON, whose name is signed to the foregoing Power of Attorney, and who is known to me, acknowledged before me on this day that, being informed of the contents of the Power of Attorney, he executed the same voluntarily on the day the same bears date
     Given under my hand and official seal, this the 27 day of November, 1995.

                                        Brenda Adams
                                        NOTARY PUBLIC
                                        My Commission Expires: Nov. 7, 1998.
STATE OF ALABAMA      )
JEFFERSON COUNTY     )

                            POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that I, HOMER VINSON, as a Director of Piggly Wiggly Alabama Distributing Co., Inc., do hereby constitute and appoint Julian Gordon and D. T. Stewart, and each of them, as my true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for me and in my name, place and stead, in any and all capacities, to sign an Amendment Number One to Form S-1 Registration Statement (Registration No. 33-58357) to be filed on behalf of Piggly Wiggly Alabama Distributing Co., Inc. with the Securities and Exchange Commission and the State Securities Commissioner of Alabama, Georgia, Tennessee, Mississippi and North Carolina and to sign any or all amendments to the Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and the Securities Commissions of said States, and I grant unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
     This Power of Attorney shall not be affected by disability, incompetency, or incapacity of myself.
     IN WITNESS WHEREOF, I have hereunto set my hand and seal on this the 8th day of December, 1995.

                                    Homer Vinson

STATE OF ALABAMA      )
FRANKLIN COUNTY       )

     I, Phonda Hardin, a Notary Public in and for said County and State, hereby certify that HOMER VINSON, whose name is signed to the foregoing Power of Attorney, and who is known to me, acknowledged before me on this day that, being informed of the contents of the Power of Attorney, he executed the same voluntarily on the day the same bears date
     Given under my hand and official seal, this the 8th day of December, 1995.

                                Rhonda Hardin
                                NOTARY PUBLIC
                                My Commission Expires: Nov. 2, 1998.
STATE OF ALABAMA      )
JEFFERSON COUNTY      )

                            POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that I, MARY HARDIN, as a Director of Piggly Wiggly Alabama Distributing Co., Inc., do hereby constitute and appoint Julian Gordon and D. T. Stewart, and each of them, as my true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for me and in my name, place and stead, in any and all capacities, to sign an Amendment Number One to Form S-1 Registration Statement (Registration No. 33-58357) to be filed on behalf of Piggly Wiggly Alabama Distributing Co., Inc. with the Securities and Exchange Commission and the State Securities Commissioner of Alabama, Georgia, Tennessee, Mississippi and North Carolina and to sign any or all amendments to the Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and the Securities Commissions of said States, and I grant unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
     This Power of Attorney shall not be affected by disability, incompetency, or incapacity of myself.
     IN WITNESS WHEREOF, I have hereunto set my hand and seal on this the 29th day of November, 1995.

                                        Mary Hardin

STATE OF ALABAMA     )
ETOWAH COUNTY        )

     I, Elizabeth Waddell, a Notary Public in and for said County and State, hereby certify that MARY HARDIN, whose name is signed to the foregoing Power of Attorney, and who is known to me, acknowledged before me on this day that, being informed of the contents of the Power of Attorney, he executed the same voluntarily on the day the same bears date
     Given under my hand and official seal, this the 29th day of November, 1995.

                                 Elizabeth Waddell
                                 NOTARY PUBLIC
                                 My Commission Expires: 12-15-97.
STATE OF ALABAMA      )
JEFFERSON COUNTY      )

                            POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that I, LOUIS DAY, as a Director of Piggly Wiggly Alabama Distributing Co., Inc., do hereby constitute and appoint Julian Gordon and D. T. Stewart, and each of them, as my true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for me and in my name, place and stead, in any and all capacities, to sign an Amendment Number One to Form S-1 Registration Statement (Registration No. 33-58357) to be filed on behalf of Piggly Wiggly Alabama Distributing Co., Inc. with the Securities and Exchange Commission and the State Securities Commissioner of Alabama, Georgia, Tennessee, Mississippi and North Carolina and to sign any or all amendments to the Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and the Securities Commissions of said States, and I grant unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
     This Power of Attorney shall not be affected by disability, incompetency, or incapacity of myself.
     IN WITNESS WHEREOF, I have hereunto set my hand and seal on this the 27th day of November, 1995.

                                  Louis Day

STATE OF TENNESSEE    )
MAURY COUNTY          )

     I, Jennifer Richardson, a Notary Public in and for said County and State, hereby certify that LOUIS DAY, whose name is signed to the foregoing Power of Attorney, and who is known to me, acknowledged before me on this day that, being informed of the contents of the Power of Attorney, he executed the same voluntarily on the day the same bears date
     Given under my hand and official seal, this the 27th day of
November, 1995
                               Jennifer Richardson
                               NOTARY PUBLIC
                               My Commission Expires: 4-18-98.
STATE OF ALABAMA      )
JEFFERSON COUNTY      )

                            POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that I, J. T. MILLIGAN, as a Director of Piggly Wiggly Alabama Distributing Co., Inc., do hereby constitute and appoint Julian Gordon and D. T. Stewart, and each of them, as my true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for me and in my name, place and stead, in any and all capacities, to sign an Amendment Number One to Form S-1 Registration Statement (Registration No. 33-58357) to be filed on behalf of Piggly Wiggly Alabama Distributing Co., Inc. with the Securities and Exchange Commission and the State Securities Commissioner of Alabama, Georgia, Tennessee, Mississippi and North Carolina and to sign any or all amendments to the Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and the Securities Commissions of said States, and I grant unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
     This Power of Attorney shall not be affected by disability, incompetency, or incapacity of myself.
     IN WITNESS WHEREOF, I have hereunto set my hand and seal on this the 23rd day of November, 1995.

                                   J. T. Milligan

STATE OF FLORIDA    )
BAY COUNTY          )

     I, Aaron Martin, a Notary Public in and for said County and State, hereby certify that J. T. MILLIGAN whose name is signed to the foregoing Power of Attorney, and who is known to me, acknowledged before me on this day that, being informed of the contents of the Power of Attorney, he executed the same voluntarily on the day the same bears date
     Given under my hand and official seal, this the 28th day of November, 1995.

                            Aaron Martin
                            NOTARY PUBLIC
                            My Commission Expires: June 24, 1997.
STATE OF ALABAMA    )
JEFFERSON COUNTY    )

                            POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that I, BILLY HUFF, as a Director of Piggly Wiggly Alabama Distributing Co., Inc., do hereby constitute and appoint Julian Gordon and D. T. Stewart, and each of them, as my true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for me and in my name, place and stead, in any and all capacities, to sign an Amendment Number One to Form S-1 Registration Statement (Registration No. 33-58357) to be filed on behalf of Piggly Wiggly Alabama Distributing Co., Inc. with the Securities and Exchange Commission and the State Securities Commissioner of Alabama, Georgia, Tennessee, Mississippi and North Carolina and to sign any or all amendments to the Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and the Securities Commissions of said States, and I grant unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
     This Power of Attorney shall not be affected by disability, incompetency, or incapacity of myself.
     IN WITNESS WHEREOF, I have hereunto set my hand and seal on this the 1st day of November, 1995.

                                     Billy Huff

STATE OF ALABAMA    )
JEFFERSON COUNTY    )

     I, Fran Emerson, a Notary Public in and for said County and State, hereby certify that BILLY HUFF, whose name is signed to the foregoing Power of Attorney, and who is known to me, acknowledged before me on this day that, being informed of the contents of the Power of Attorney, he executed the same voluntarily on the day the same bears date
     Given under my hand and official seal, this the 1st day of November, 1995.

                               Fran Emerson
                               NOTARY PUBLIC
                               My Commission Expires: 12-22-98.
STATE OF ALABAMA      )
JEFFERSON COUNTY     )

                            POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that I, STANLEY VIRCIGLIO, as a Director of Piggly Wiggly Alabama Distributing Co., Inc., do hereby constitute and appoint Julian Gordon and D. T. Stewart, and each of them, as my true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for me and in my name, place and stead, in any and all capacities, to sign an Amendment Number One to Form S-1 Registration Statement (Registration No. 33-58357) to be filed on behalf of Piggly Wiggly Alabama Distributing Co., Inc. with the Securities and Exchange Commission and the State Securities Commissioner of Alabama, Georgia, Tennessee, Mississippi and North Carolina and to sign any or all amendments to the Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and the Securities Commissions of said States, and I grant unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
     This Power of Attorney shall not be affected by disability, incompetency, or incapacity of myself.
     IN WITNESS WHEREOF, I have hereunto set my hand and seal on this the 24th day of November, 1995.

                                    Stanley Virciglio

STATE OF ALABAMA       )
JEFFERSON COUNTY       )

     I, Denise J. Jones, a Notary Public in and for said County and State, hereby certify that STANLEY VIRCIGLIO, whose name is signed to the foregoing Power of Attorney, and who is known to me, acknowledged before me on this day that, being informed of the contents of the Power of Attorney, he executed the same voluntarily on the day the same bears date
     Given under my hand and official seal, this the 24th day of November, 1995.

                                  Denise J. Jones
                                  NOTARY PUBLIC
                                  My Commission Expires: Sept. 25, 1999.
STATE OF ALABAMA      )
JEFFERSON COUNTY     )

                            POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that I, SYROL McLAIN, as a Director of Piggly Wiggly Alabama Distributing Co., Inc., do hereby constitute and appoint Julian Gordon and D. T. Stewart, and each of them, as my true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for me and in my name, place and stead, in any and all capacities, to sign an Amendment Number One to Form S-1 Registration Statement (Registration
No. 33-58357) to be filed on behalf of Piggly Wiggly Alabama Distributing Co., Inc. with the Securities and Exchange Commission and the State Securities Commissioner of Alabama, Georgia, Tennessee, Mississippi and North Carolina and to sign any or all amendments to the Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and the Securities Commissions of said States, and I grant unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
     This Power of Attorney shall not be affected by disability, incompetency, or incapacity of myself.
     IN WITNESS WHEREOF, I have hereunto set my hand and seal on this the 29TH day of November, 1995.

                                      Syrol McLain

STATE OF GEORGIA      )
CARROLL COUNTY       )

     I, Sara A. Richardson, a Notary Public in and for said
County and State, hereby certify that SYROL McLAIN, whose name is signed to the foregoing Power of Attorney, and who is known to me, acknowledged before me on this day that, being informed of the contents of the Power of Attorney, he executed the same voluntarily on the day the same bears date
     Given under my hand and official seal, this the 29th day of November, 1995.

                                 Sara A. Richardson
                                 NOTARY PUBLIC
                                 My Commission Expires: 06-07-97.